EXHIBIT 10.1

STOCK AND ASSET PURCHASE AGREEMENT

dated as of

August 8 2006

by and among

LOMINGER LIMITED, INC.,

LOMINGER CONSULTING, INC.,

MICHAEL M. LOMBARDO,

ROBERT W. EICHINGER

and

KORN/FERRY INTERNATIONAL

i

TABLE OF CONTENTS

(Continued)

Exhibits

Exhibit A	Certain Definitions.
Exhibit B	Shares Owned By Shareholder.
Exhibit C	Financial Statements.
Exhibit D	Form of Consulting Agreement.
Exhibit E	Form of Noncompetition Agreement.
Exhibit F	Form of Company Counsel Opinion.

Schedules

Schedule 2.04	Deviations from GAAP.
Schedule 3.03	Shareholder Consent Issues.
Schedule 3.06	Obligations of Company to Shareholders.
Schedule 4.01	Incorporation; Qualification to do Business.
Schedule 4.03(a)	Capitalization.
Schedule 4.05	Governmental Authorization.
Schedule 4.06	Non-Contravention.
Schedule 4.07(c)	Undisclosed Liabilities.
Schedule 4.07(d)	Closing Date Debt.
Schedule 4.08	Absence of Certain Changes.
Schedule 4.09(a)	Encumbrances on Property.
Schedule 4.09(d)	Leased Real Property.
Schedule 4.09(e)	Real Property.
Schedule 4.10(a)	Related Party Transactions.
Schedule 4.10(b)	Indemnification Agreements.
Schedule 4.10(c)	Other Activities.
Schedule 4.11	Litigation.
Schedule 4.12(a)	Scheduled Contracts.
Schedule 4.13(a)	Permits.
Schedule 4.13(b)	Required Consents; Validity of Permits.
Schedule 4.14	Compliance with Applicable Laws.
Schedule 4.15(a)	Employment Agreement.
Schedule 4.15(b)	Non-Complying Employee Plans.
Schedule 4.16(a)	Organizational Efforts.
Schedule 4.16(b)	Labor Disputes.
Schedule 4.17(e)	Scheduled Owned Intellectual Property.
Schedule 4.17(f)	Claims Against Owned Intellectual Property.
Schedule 4.17(g)	Intellectual Property Agreements.
Schedule 4.17(h)	Disclosed Intellectual Property.
Schedule 4.17(k)	Unrecorded Registered Copyrights, Patents or Trademarks.
Schedule 4.17(m)	Privacy Statement.
Schedule 4.18	Advisors.
Schedule 4.19(a)	Environmental Permits.
Schedule 4.19(b)	Compliance with Environmental Law.
Schedule 4.19(d)	Asbestos.
Schedule 4.20	Insurance Policies.
Schedule 4.21(a)	Unfiled Tax Returns.
Schedule 4.21(c)	Tax Claims.
Schedule 4.22	Customers.
Schedule 4.23	Suppliers.
Schedule 4.24	Warranties.

Schedule 4.25	Bank Accounts.
Schedule 5.03	Buyer Governmental Authorization.
Schedule 7.05(b)(i)	Asset Allocation.
Schedule 7.05(b)(ii)	Section 338 Allocation.

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of August 8, 2006 is by and among Lominger Limited, Inc., a Minnesota corporation (“Limited”), Lominger Consulting, Inc., a Minnesota corporation (“Consulting,” each of Limited and Consulting being a “Company” and together being the “Companies”), Dr. Michael M. Lombardo and Dr. Robert W. Eichinger (each, a “Shareholder” and collectively the “Shareholders”), on the one hand, and Korn/Ferry International, a Delaware corporation (the “Buyer”), on the other hand.

R E C I T A L S

WHEREAS, the Companies are engaged in the business of publishing books, manuals and software products used in the field of human resource management, (including, without limitation, management assessment, training and development) and providing consulting services related thereto (the “Business”).

WHEREAS, each Shareholder owns 50% of the issued and outstanding (collectively, the “Shares”) 100,000 shares of common stock, par value $0.01 per share of Limited (the “Limited Stock”) and 1,000 shares of common stock, par value $1.00 per share of Consulting (the “Consulting Stock”, and together with the Limited Stock, the “Common Stock”).

WHEREAS, the Shares owned by each Shareholder are set forth opposite such Shareholder’s name on Exhibit B attached hereto;

WHEREAS, the Shareholders also own certain intellectual property rights referred to in this Agreement as the Assets.

WHEREAS, Buyer desires to acquire the Shares and the Assets from the Shareholders, and the Shareholders desire to sell the Shares and the Assets to Buyer, all upon the terms and subject to the conditions set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration the receipt and sufficiency which are hereby acknowledged, the Buyer and the Shareholders agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. The terms contained in Exhibit A, as used in this Agreement or in any exhibit or schedule hereto, shall have the meanings set forth in Exhibit A.

1.02 Index of Other Defined Terms. In addition to the terms defined in Exhibit A, the following terms shall have the respective meanings given thereto in the sections indicated below:

Table of Defined Terms

2005 Balance Sheet	Section 4.07(a)	12
2005 Statements	Section 4.07(a)	12
AAA	Section 10.10(a)	47
Agreement	Preamble	1
Annual Statements	Section 4.07(a)	12
Asset Allocation	Section 7.05(b)	34
Assets	Section 4.17(b)	21
Business	Preamble	1
Buyer Indemnitees	Section 9.01(a)	40
Buyer	Preamble	1
Closing Date Adjustment	Section 2.02(b)	5
Closing Date	Section 2.03(a)	5
Closing	Section 2.03(a)	5
Common Stock	Preamble	1
Companies	Preamble	1
Company Intellectual Property	Section 4.17(a)	21
Company Persons	Section 7.04	34
Company	Preamble	1
Consulting Stock	Preamble	1
Consulting	Preamble	1
Contest	Section 7.05(g)	36
Deductible	Section 9.01(d)	41
Deferred Payments	Section 2.02(e)	5
Disputing Parties	Section 10.10(a)	47
Disputing Party	Section 10.10(a)	47
Employee Plans	Section 4.15(a)	19
Employment and Consulting Agreement	Section 8.01(c)	37
Encumbrances	Section 4.09(a)	14
Equity Securities	Section 4.03(b)	11
ERISA Affiliate	Section 4.15(a)	19
Estimated Net Working Capital	Section 2.02(a)	4
Final Net Working Capital	Section 2.04	7
Financial Statements	Section 4.07(a)	12
First Choice	Section 2.04	7
First Ulrich Agreement	Section 7.06	37
Form 8023	Section 7.05(a)	34
Fundamental Representations	Section 9.01(d)	41
Intellectual Property Agreements	Section 4.17(g)	23
Interim Statements	Section 4.07(a)	12
Leased Real Property	Section 4.09(d)	14
Limited Stock	Preamble	1
Limited	Preamble	1
Noncompetition Agreements	Section 8.01(d)	38
OTS Software	Section 4.17(g)	23
Owned Intellectual Property	Section 4.17(b)	21
Owned Real Property	Section 4.09(c)	14
Pearman Agreement	Section 7.06	37
Permits	Section 4.13(a)	18
Privacy Statement	Section 4.17(m)	25
Proceedings	Section 4.11	16
Proposed Net Working Capital Calculation	Section 2.04	6
Purchase Price	Section 2.01(a)	4
Raymond Employment Agreement	Section 2.05(b)	8
Real Property Leases	Section 4.09(d)	14

Real Property	Section 4.09(d)	14
Related Party	Section 4.10(a)	15
Required Consents	Section 4.13(b)	18
Required Governmental Approval	Section 4.13(b)	18
Rules	Section 10.10(a)	47
S Corporation Return	Section 7.05(c)	35
Scheduled Contracts	Section 4.12(a)	16
SDNs	Section 4.26	30
Second Ulrich Agreement	Section 7.06	37
Section 338 Allocation	Section 7.05(b)	34
Section 338(h)(10) Election	Section 7.05(a)	34
Selected Firm	Section 2.04	7
Settlement Agreement	Section 8.01(m)	39
Share Encumbrances	Section 3.01	8
Shareholder Indemnitees	Section 9.01(b)	40
Shareholder Intellectual Property Agreement	Section 4.17(g)	23
Shareholder	Preamble	1
Shareholders	Preamble	1
Shares	Preamble	1
Target Working Capital	Section 2.02(b)	4
Trade Secrets	Section 4.17(c)	21
Trademarks	Section 4.17(d)	22
True-Up Amount	Section 2.05(a)	7
Ulrich	Section 7.06	37
USRPHC	Section 4.21(d)	27

ARTICLE II

PURCHASE OF STOCK AND ASSETS

2.01 Purchase and Sale of Shares and Assets.

(a) The Buyer and the Shareholders hereby severally agree that concurrently herewith, upon the terms hereof, each of the Shareholders shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from each of the Shareholders, all the Shares owned by such Shareholder free and clear of all Share Encumbrances, and each of the Shareholders shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from each of the Shareholders, all the Assets owned by such Shareholder free and clear of all Encumbrances. The aggregate “Purchase Price” shall be equal to (A) Twenty-Five Million Dollars ($25,000,000), (B) minus the Closing Date Debt, (C) minus the amount of any Company Transaction Expenses that have not been paid prior to the determination of the Closing Date Cash Balance and (D) minus the Employee Payment. The Purchase Price shall be subject to further adjustment at and following the Closing as set forth herein. The Cash Purchase Price shall be allocated amongst the Shareholders in accordance with their Pro Rata Portions. The Purchaser shall have no obligation to consummate the Subject Transactions unless all of the Shares and Assets to be sold by the Shareholders are transferred and delivered to the Buyer on the Closing Date free and clear of all Share Encumbrances and Encumbrances, respectively.

2.02 Calculation of Purchase Price; Payment for Shares and Assets. The Purchase Price shall be calculated and Buyer shall pay the Purchase Price as follows:

(a) At least two (2) Business Days prior to the Closing Date, the Companies shall have prepared and delivered to the Buyer a statement setting forth a reasonably detailed calculation of the estimated Closing Net Working Capital (the “Estimated Net Working Capital”). The Companies shall have granted Buyer and its Affiliates and representatives (including advisors and accountants) reasonable access to all books, records and employees of the Companies (in each case, only those portions or aspects as they relate solely to the Companies) in connection with the Companies’ preparation of Estimated Closing Net Working Capital. The Estimated Net Working Capital shall be prepared in accordance with GAAP, except for such deviations from GAAP as provided on Schedule 2.04.

(b) If the Estimated Closing Net Working Capital is less than One Million Nine Hundred Fifty Thousand Dollars ($1,950,000) (the “Target Working Capital Amount”), then the Deferred Payment shall be reduced by such shortfall; provided, however, that (a) in no event shall the amount of the Deferred Payment be reduced below $3,500,000 and (b) to the extent such shortfall is greater than $1,500,000, the Purchase Price payable at the Closing shall be reduced by such amount. If the Estimated Closing Net Working Capital is greater than the Target Working Capital Amount, then the Deferred Payment shall be increased by such excess. The adjustment pursuant to this Section 2.02(b) shall be referred to as the “Closing Date Adjustment.”

(c) One (1) Business Day prior to the Closing Date, the Companies and the Buyer shall have prepared a schedule of (i) the Closing Date Cash Balance, (ii) the Closing Date Debt, and (iii) a reasonably detailed reconciliation of all Company Transaction Expenses that have not been paid prior to the determination of the Closing Date Cash Balance (including any Company Transaction Expenses that will become payable on the Closing Date). The Companies shall have provided the Buyer with such documents, certificates and other information and evidence as the Buyer may reasonably request for purposes of determining and preparing the same.

(d) At Closing, Buyer shall pay to the Shareholders, in accordance with their Pro Rata Portions, an amount equal to (A) Twenty Million Dollars ($20,000,000), (B) minus the Closing Date Debt, and (C) minus the amount of any Company Transaction Expenses that have not been paid prior to the determination of the Closing Date Cash Balance.

(e) As additional payment for the Shares and the Assets, subject to the terms and conditions hereof, Buyer shall pay to the Shareholders an aggregate of (A) $5,000,000 (B) minus the Employee Payment, plus or minus, as the case may be, the Closing Date Adjustment, to be paid in two equal installments on each of the first two anniversaries of the Closing Date (collectively, the “Deferred Payments”).

(f) Interest shall accrue on the outstanding amount of the Deferred Payment until paid in full at an interest rate equal to the LIBOR Rate for the Interest Period then in effect. Interest shall be payable on the last day of each Interest Period. Subject to adjustment of the Deferred Payment hereunder, one-half of the Deferred Payment, together with any accrued and unpaid interest on such portion of the Deferred Payment, shall be due and payable in full on the first anniversary of the date hereof, and one-half of the Deferred Payment, together with any remaining accrued and unpaid interest thereon, shall be due and payable in full on the second anniversary of the date hereof.

2.03 Closing.

(a) The closing (the “Closing”) of the Subject Transactions shall take place on the date hereof, at the offices of Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Suite 4000, Los Angeles, California 90036, or via e-mail, conference call and facsimile, effective concurrently with the execution of this Agreement (the “Closing Date”).

(b) At the Closing, each Shareholder shall:

(i) deliver to the Buyer stock certificate(s) with appropriate transfer stamps, if any, affixed thereto, representing the Shares owned by such Shareholder with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer;

(ii) deliver to the Buyer customary transfer documentation, including bills of sale, in order to vest in Buyer all of the Shareholders’ right, title and interest in and to the Assets;

(iii) deliver all other documents required to be delivered by such Shareholder on or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement to which such Shareholder is or is required to be a party pursuant to the terms of this Agreement.

(c) At the Closing, the Companies shall deliver to the Buyer all documents required to be delivered by the Companies at the Closing pursuant to this Agreement or any Ancillary Agreement to which any Company is or is required to be a party pursuant to the terms of this Agreement.

(d) At the Closing, the Buyer shall

(i) deliver to each Shareholder the amount to be paid to each Shareholder as determined in accordance with Section 2.02(d), but in each such case subject to the satisfaction of the conditions specified therein;

(ii) deliver to any holder of Closing Date Debt by wire transfer to the bank account designated in the related payoff letter delivered pursuant to Section 8.01(p) hereto immediately available funds in an amount indicated in such payoff letter as required to satisfy in full such Closing Date Debt; and

(iii) deliver all other documents required to be delivered by the Buyer on or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement to which the Buyer is or is required to be a party pursuant to the terms of this Agreement.

(e) All payments to be made by the Buyer pursuant to Section 2.03(d)(ii) shall be made by wire transfer of immediately available funds to such bank account or bank accounts as designated by the Shareholders at least three (3) Business Days prior to the Closing Date.

2.04 Calculation of Closing Net Working Capital. Within sixty (60) days after the Closing Date, Buyer, with the assistance of its representatives, will prepare and present to the Shareholders a calculation of the Closing Net Working Capital (the “Proposed Net Working Capital Calculation”). Upon delivery of such calculation, Buyer shall make available to Shareholders and their representatives to the extent reasonably requested all books, records, work papers and personnel of the Company; provided, however, that Shareholders and their representatives will conduct their work in a manner that does not unreasonably interfere with or disrupt the conduct of the Business by the Company after the Closing. The parties agree that the Proposed Net Working Capital Calculation shall be prepared so that it presents fairly the Closing Net Working Capital, in accordance with GAAP, except for such deviations from GAAP as set forth on Schedule 2.04. The Proposed Net Working Capital Calculation shall be binding upon the parties to this Agreement unless the Shareholders give written notice of disagreement with any of the values or amounts contained therein to Buyer within twenty (20) Business Days after their receipt of the Proposed Net Working Capital Calculation, specifying in reasonable detail the nature and extent of such disagreement. If Buyer and the Shareholders mutually agree upon the Proposed Net Working Capital Calculation, within twenty (20) Business Days after Buyer’s delivery of such applicable notice, such agreement shall be binding upon the parties to this Agreement. If Buyer and the Shareholders are unable to resolve any such disagreement within such period, the disputed amount shall be referred for final determination to Deloitte & Touche USA LLP (the “First Choice”) or, if such firm is not available, such other independent accounting firm selected by the mutual agreement of Buyer and the Shareholders (the “Selected Firm”). If Buyer and the Shareholders cannot agree on the Selected Firm, it shall be chosen by the First Choice. If issues are submitted to the First Choice or Selected Firm, as applicable, for resolution, (i) the First Choice or Selected Firm, as applicable, shall use GAAP, except for such deviations from GAAP as set forth on Schedule 2.04; (ii) Buyer, the Company and the Shareholders will furnish or cause to be furnished to the First Choice or Selected Firm, as applicable, such work papers and other documents and information relating to the disputed issues as the First Choice or Selected Firm, as applicable, may request and are available to that party or its agents and will be afforded the opportunity to present to the First Choice or Selected Firm, as applicable, any material relating to the disputed issues and to discuss the issues with the First Choice or Selected Firm, as applicable; (iii) the determination by the First Choice or Selected Firm, as applicable, as set forth in a notice to be delivered to the Buyer, the Company and the Shareholders within thirty (30) Business Days of the submission to the First Choice or Selected Firm, as applicable, of the issues remaining in dispute, will be final, binding and conclusive on the parties, will be used in the calculation of the Closing Net Working Capital, and will be accompanied by a certificate of the First Choice or Selected Firm, as applicable, that it reached such determination in accordance with the provisions of this Section 2.04; (iv) such First Choice or Selected Firm, as applicable, shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.04 within the range of the difference between Buyer’s position with respect thereto and the Shareholders position with respect thereto; and (v) the costs of any dispute resolution pursuant to this Section 2.04, including the fees and expenses of the First Choice or Selected Firm, as applicable, and of any enforcement of the determination thereof, shall be divided evenly among the Buyer, on the one hand, and the Shareholders, on the other hand. The fees and disbursements of the representatives of each party incurred in connection with their preparation or review of the Proposed Net Working Capital Calculation and the preparation or review of any notice of objection, as applicable, shall be borne by such party. The Proposed Net Working Capital Calculation as finally determined is referred to herein as the “Final Net Working Capital.”

2.05 Post-Closing Purchase Price Adjustments.

(a) Upon determination of Final Net Working Capital, the Closing Date Adjustment shall be recalculated using the Final Net Working Capital instead of the Estimated Net Working Capital, and the amount of the Deferred Payment shall be likewise recalculated using the recalculated Closing Date Adjustment. Any such recalculation under this Section 2.05 shall be deemed the “True-Up Amount”. Notwithstanding anything to the contrary contained herein, if the calculation of the True-Up Amount would result in an offset to the Deferred Payment such that the principal amount due under the Deferred Payment would be less than $3,500,000, then the principal amount due under the Deferred Payment shall be reduced to $3,500,000, and the Shareholders shall pay to the Buyer, within five Business Days of the calculation of the Final Net Working Capital, the difference between (a) the amount by which the Estimated Net Working Capital exceeds the Final Net Working Capital and (b) the reduction of the Deferred Payment pursuant to this Section 2.05.

(b) Concurrently herewith, Buyer and Cara Capretta Raymond (“Raymond”) are entering into an employment agreement (the “Raymond Employment Agreement”). The Shareholders acknowledge and agree that in the event the Raymond Employment Agreement is terminated and all or a portion of the Employee Payment is not paid to Raymond, if such termination occurs (i) prior to the second anniversary of the date hereof, that portion of the Employee Payment not paid or to be paid to Raymond shall be added to the Deferred Purchase Price and (ii) on or after the second anniversary of the date hereof, that portion of the Employee Payment not paid or to be paid to Raymond shall be paid to the Shareholders in accordance with the Pro Rata Portions.

ARTICLE III

REPRESENTATIONS REGARDING SHARES AND ASSETS

As an inducement to Buyer to enter into this Agreement and to consummate the Subject Transactions, each Shareholder hereby represents and warrants, severally and not jointly, as of the date hereof, to Buyer as follows with respect to itself and the Shares indicated on Exhibit B as being owned by him:

3.01 Title. Such Shareholder is the sole owner of record and beneficial owner of the Shares indicated in Exhibit B as being owned by such Shareholder; such Shares are free and clear of all Liens,

charges, claims, options, pledges, rights of other parties, voting trusts, proxies, stockholder or similar agreements, encumbrances or restrictions of any nature whatsoever (collectively “Share Encumbrances”); and such Shareholder has the full and unrestricted right, power and authority to sell and transfer such Shares to Buyer. Upon delivery of such Shares to Buyer and payment by Buyer to the Shareholders of the consideration therefor, Buyer will acquire good and marketable title to and complete ownership of such Shares, free and clear of any Share Encumbrance of any nature whatsoever.

3.02 Authorization. Such Stockholder has full right, power and authority and has taken all action necessary to execute and deliver this Agreement and the Ancillary Agreements to which such Stockholder is a party, to perform its obligations hereunder and thereunder and to consummate the Subject Transactions. This Agreement and each Ancillary Agreement to which such Stockholder is to be a party has been duly executed and delivered by such Stockholder, and, subject to due authorization, execution and delivery by the other parties, this Agreement and each such Ancillary Agreement to which such Stockholder is to be a party is the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally, and to general principles of equity (whether considered in a proceeding at law or in equity).

3.03 Non-Contravention. The execution, delivery and performance by such Shareholder of this Agreement and any Ancillary Agreements to which he or she is a party, the performance by such Shareholder of his or her obligations hereunder and thereunder and the consummation by such Shareholder of the Subject Transactions in accordance with the terms hereof (x) do not require the consent, waiver, approval, license or other authorization of any Person, except those which have been duly obtained and which are listed on Schedule 3.03 with respect to such Shareholder, (y) do not violate, with or without the giving of notice or the passage of time or both, any Applicable Law which violation would in any way adversely affect such Shareholder’s conveyance to Buyer pursuant hereto of good and marketable title to the Shares, free and clear of any Share Encumbrance and the Assets, free and clear of any Encumbrance or would have a Material Adverse Effect, and (z) do not conflict with, result in the termination of any provisions of, or constitute a default under, or accelerate any obligations arising under, or result in the creation of any Share Encumbrance or Encumbrance on the Assets pursuant to, or otherwise adversely affect, any lease, mortgage, deed of trust, indenture or other agreement or instrument, or any order, judgment, decree, statute, regulation or any other restriction of any kind or character to which such Shareholder is a party or by which such Shareholder or any of his assets is bound, which conflict, termination, default, acceleration, Share Encumbrance, Encumbrance or other event would in any way adversely affect such Shareholder’s conveyance to Buyer pursuant hereto of good and marketable title to such Shares and Assets, free and clear of any Share Encumbrance or Encumbrance, or would have a Material Adverse Effect.

3.04 Shareholder Governmental Authorization. The execution, delivery and performance by such Shareholder of this Agreement and any Ancillary Agreement to which he or she is a party, the performance by such Shareholder of his or her obligations hereunder and thereunder and the consummation by such Shareholder of the Subject Transactions in accordance with the terms hereof require no action by, consent or approval of, or filing with, any Governmental Authority.

3.05 Compliance with Applicable Laws. Except for those violations, if any, which would not, individually or in the aggregate, have a Material Adverse Effect on such Shareholder’s ability to consummate the Subject Transactions or to perform his obligations hereunder, such Shareholder is not in violation of any Applicable Law or any other requirement of any Government Authority. Such Shareholder has not received any written notice from any Government Authority alleging any violation of any such Applicable Law or directing such Shareholder to take any remedial action with respect to such law, ordinance or regulation, in either case which would have a Material Adverse Effect.

3.06 Obligations of the Companies to the Shareholders. Except as set forth on Schedule 3.06, (a) neither such Shareholder nor any of his or her Affiliates (other than the Companies) is a party to any contract, agreement or arrangement with the Companies, and (b) neither Company has had or may hereafter have, any obligation or liability, contingent or otherwise, owing to such Shareholder or any of his or her Affiliates (including pursuant to any claim, demand, proceeding, cause of action or order), in each case, other than (i) any obligation of a Company arising under any Ancillary Agreement after the Closing or in connection with employment of such Shareholder after the Closing, (ii) any claim arising under this Agreement or (iii) any claim for indemnification arising under the charter, bylaws or other organizational documents of either Company or Applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the Subject Transactions, the Shareholders and each Company represents and warrants as of the date hereof, to Buyer as follows:

4.01 Existence and Power. Each Company is a corporation duly organized, validly existing and in good standing under the laws of the state set forth after each Company’s name on Schedule 4.01 hereto and has all corporate power and all governmental licenses, governmental authorizations, governmental consents and governmental approvals required to own and carry on the Business as now conducted by it. Neither Company is required to be qualified to conduct business in any state other than: (a) the states set forth with respect to each Company in Schedule 4.01, in which states such Company is duly qualified to do business and in good standing, and (b) such states where the failure to be so qualified, whether singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Company has delivered to the Buyer a true and complete copy of the certificate of incorporation (or similar organizational documents) and all amendments thereto of such Company and a true and complete copy of each such Person’s by-laws (or similar organizational documents) and all amendments thereto, each as in effect on the date hereof.

4.02 Authorization. The execution, delivery and performance by each Company of this Agreement and any Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the Subject Transactions in accordance with the terms hereof are within each such Company’s powers and have been duly authorized by all necessary corporate action on its part, including all necessary shareholder action on the part of the Shareholders. This Agreement and each Ancillary Agreement to which either Company is to be a party has been, duly and validly executed by each Company and constitutes the legal, valid and binding agreement of each Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in proceedings at law or in equity).

4.03 Capital Stock.

(a) All of the authorized, issued and outstanding capital stock of each Company is as set forth in Schedule 4.03(a).

(b) All such issued and outstanding shares of capital stock of each Company have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or rights of any third parties. Each Company does not hold any of its issued and outstanding shares of capital stock in its treasury, and there are not, outstanding (i) any options, warrants, rights of first refusal or other rights to purchase from either Company or any of the Shareholders any capital stock of either Company, (ii) any securities convertible into or exchangeable for shares of such stock or (iii) any other commitments of any kind for the issuance of additional shares of capital stock or options, warrants or other securities of either Company (such options, warrants, rights of first refusal or other rights, convertible securities, exchangeable securities or other commitments are referred to herein collectively as “Equity Securities”). There is no contract, right or option outstanding to require either Company to redeem, purchase or otherwise reacquire any Equity Securities of either Company, and there are no preemptive rights with respect to any Equity Securities of either Company.

4.04 Subsidiaries. Neither Company has any Subsidiaries and neither Company have ever had any Subsidiaries.

4.05 Governmental Authorization. The execution, delivery and performance by each Company of this Agreement and any Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the Subject Transactions in accordance with the terms hereof require no action by, consent or approval of, or filing with, any Governmental Authority other than the actions, consents, approvals or filings, if any, set forth on Schedule 4.05 hereto. To the Knowledge of the Companies, there are no facts relating to the identity or circumstances of the Companies that would prevent or materially delay obtaining any of the Required Consents.

4.06 Non-Contravention. Except as set forth on Schedule 4.06, the execution, delivery and performance by each Company of this Agreement and any Ancillary Agreement to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the Subject Transactions in accordance with the terms hereof do not and will not (a) contravene or conflict with the certificate of incorporation or Bylaws of each such Company; (b) contravene or conflict with or constitute a material violation of any provision of any Applicable Law binding upon or applicable to each such Company, the Business or the Shares; (c) result in the creation or imposition of any Lien on any of the assets of each such Company; or (d) conflict with, result in the termination of any provision of, constitute a default under, accelerate or increase any obligations under, result in the creation of any Share Encumbrances upon any of the Shares or any Encumbrances upon any of the assets of each such Company pursuant to, or otherwise adversely affect, any order, judgment, decree, statute, deed of trust, indenture or other agreement or instrument or any other restriction of any kind or character to which each such Company or any Shareholder is a party or by which the Shares, each such Company or any of its assets are bound or by which any Shareholder is bound.

4.07 Financial Statements; Undisclosed Liabilities.

(a) Attached hereto as Exhibit C are true and complete copies of the statement of assets, liabilities and stockholders’ equity- income tax basis, and related statements of revenues and expenses and retained earnings, and cash flows – all on the income tax basis, for each Company for the fiscal years ended December 31, 2003, 2004 and 2005 (the “Annual Statements”), and the balance sheets and related statements of assets, liabilities and stockholders’ equity - income tax basis, and related statements of revenues and expenses and retained earnings, and cash flows – all on the income tax basis for each Company for the five (5) months ended May 31, 2006 (collectively, the “Interim Statements” and, together with the Annual Statements, the “Financial Statements”). The December 31, 2005 Annual Statements are referred to herein as the “2005 Statements” and the December 31, 2005 statement of assets, liabilities and stockholders’ equity – income tax basis is referred to herein as the “2005 Balance Sheet.”

(b) Each of the Financial Statements (i) has been prepared based on the books and records of each Company and each such Company’s normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition, results of operations and cash flow of each such Company as of the dates indicated or the periods indicated; and (ii) has been prepared in accordance with the income tax basis of accounting, applied consistently throughout and among the period covered thereby; provided, however, that the Interim Statements are subject to normal year-end adjustments, and do not contain all footnotes required by the income tax basis of accounting.

(c) Except as set forth on Schedule 4.07(c), neither Company has any Liability of a type that would be required under GAAP to be disclosed on a balance sheet or in the footnotes thereto, except for (i) Liabilities reflected or reserved against in the applicable 2005 Balance Sheet and (ii) Liabilities incurred in the ordinary course of business of each such Company since the date of the 2005 Balance Sheet.

(d) Schedule 4.07(d) reflects all of the Closing Date Debt of each Company that will be outstanding as of the Closing Date.

4.08 Absence of Certain Changes. Except as set forth on Schedule 4.08 or as otherwise disclosed in this Agreement, since January 1, 2006, the Business has been conducted in the ordinary course, and there has not been:

(a) any event, occurrence, state of circumstances or facts or change in either Company or in the Business that has had or that may be reasonably expected to have, either alone or together, a Material Adverse Effect;

(b) any incurrence, assumption or guarantee of any indebtedness for borrowed money by either Company in connection with the Business or otherwise;

(c) any (i) payments by either Company in respect of Debt of such Company or in satisfaction of any Liabilities of such Company related to the Business, other than in the ordinary course of business consistent with past practice or (ii) creation, assumption or sufferance of the existence of (whether by action or omission) any Lien on any assets reflected on the applicable 2005 Balance Sheet, other than Permitted Liens;

(d) any (i) commitment made, or any Contract entered into, by either Company, including any capital expenditures or commitments for additions to property, plant, equipment or intangible capital assets which exceed Seventy-Five Thousand Dollars ($75,000) individually or Five Hundred Thousand Dollars ($500,000) in the aggregate, (ii) waiver, amendment, termination or cancellation of any material Contract by either Company or (iii) any relinquishment of any material rights thereunder by either Company or of any other right or debt owed to either Company, other than, in each such case, actions taken in the ordinary course of business consistent with past practice;

(e) any material change in any compensation arrangement or agreement or the entering into of any compensation arrangement or agreement with any director, officer, stockholder or employee of either Company;

(f) any change by either Company in its accounting principles, methods or practices or in the manner it keeps its books and records or any change by either Company of its current practices with regards to sales, receivables, payables or accrued expenses;

(g) any sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any asset or property other than in the ordinary course of business consistent with past practices;

(h) any loan to or guarantee or assumption of any loan or obligation on behalf of any director, officer, stockholder or employee of either Company except travel advances occurring in the ordinary course of business consistent with past practices; or

(i) any distribution, dividend, bonus or other payment (other than payments of base salary to either Company’s employees in the ordinary course of business, consistent with past practices and distributions to the Shareholders to pay for Taxes made consistent with past practices) by such Company to any officer, director, stockholder or Affiliate of such Company.

4.09 Properties; Material Leases; Tangible Assets.

(a) Each Company has a good and valid title to or, in the case of leased properties or properties held under license, a good and valid leasehold or license interest in, all of the tangible properties and assets reflected as being owned by such Company on the applicable 2005 Balance Sheet, and collectively the Companies have good and valid title to or, in the case of leased properties or properties held under license, good and valid leasehold or license interest in, all of the tangible properties and assets used in the Business except for such assets as have been sold, transferred or otherwise disposed of in the ordinary course of business consistent with past practice since January 1, 2006. Except as disclosed in Schedule 4.09(a) , each Company holds title to each such property and asset free and clear of all Liens, adverse claims, or any other rights of others or other adverse interests of any kind (collectively, “Encumbrances”), except Permitted Liens.

(b) All tangible properties and assets reflected on the 2005 Balance Sheet or used in the Business that have an estimated fair market value in excess of $15,000 are in all material respects in reasonably serviceable operating condition and repair and the tangible properties and the assets reflected on the 2005 Balance Sheet and the Assets are adequate for the conduct of the Business in substantially the same manner as the Business has heretofore been conducted.

(c) Neither Company owns or has owned any real property (“Owned Real Property”).

(d) Schedule 4.09(d) contains a complete and correct list of all leases of real property, occupancy agreements or similar agreements (the “Real Property Leases”) under which either Company is a lessee, sub-lessee, tenant, licensee or assignee of any real property owned by any third Person (the “Leased Real Property” and collectively with the Owned Real Property, the “Real Property”). The Companies haves delivered to the Buyer true, correct and complete copies of each Real Property Lease. Except as set forth on Schedule 4.09(d), with respect to the Real Property Leases, (i) there exist no material defaults under the Real Property Leases by either Company and neither Company has received written notice of any such defaults; and (ii) to the Knowledge of the Companies, there exists no default by any third party thereunder. Except as set forth on Schedule 4.09(d), each Real Property Lease is a legal, valid and binding obligation of the Company party thereto, and, to the Knowledge of the Companies, each other party thereto, enforceable against each such other party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity. Except as set forth on Schedule 4.09(d) hereto, the consummation of the Subject Transactions will not result in any default, penalty, right to terminate, increase in the amounts payable under or modification to any Real Property Lease. To the Knowledge of the Companies, the Companies collectively hold good and valid leasehold estates in the Leased Real Property that is necessary for the conduct of business of the Companies as currently conducted, free and clear of all Encumbrances.

(e) Except as set forth on Schedule 4.09(e), (i) none of the Real Property is subject to any right or option granted by either Company in favor of any Person to purchase or otherwise obtain title to such property, (ii) there is no pending or, to the Knowledge of the Companies, threatened condemnation (or similar proceedings) of any part of the Owned Real Property or the Leased Real Property, (iii) neither Company has assigned its interest under any Real Property Lease to any third party, (iv) no option has been exercised under any Real Property Lease, except options the exercise of which have been evidenced by a written document set forth on Schedule 4.09(d), (v) neither Company has received written notice within the last three (3) years asserting that the utilities, access or parking for any parcel of Real Property are inadequate for the current use and operation of such parcel, nor do the Companies have any Knowledge of any fact or condition which could reasonably be expected to result in such utilities, access or parking for any parcel of Real Property becoming inadequate for the current use and operation of such parcel, which inadequacy, individually or in the aggregate, would have a Material Adverse Effect, (vi) to the Knowledge of the Companies, there are no zoning, building code, occupancy restriction or other land-use regulation proceedings or any proposed change in any Applicable Laws that could, individually or in the aggregate, result in a

Material Adverse Effect, nor has either Company received any written notice of any special assessment proceedings affecting any Real Property, or applied for any change to the zoning or land use status of any Real Property, (viii) the Companies have no Knowledge that the landlord named on any of the Real Property Leases set forth on Schedule 4.09(d) hereto does not have good and valid fee simple title in each such parcel of real property subject to any applicable Real Property Lease or that such title is subject to any exceptions that materially affect the current use or operation thereof or that such title is subject to any monetary encumbrances, except where the encumbrance has granted non-disturbance protection to the lessee under the applicable Real Property Lease and (ix) the Companies have no Knowledge that there are any material defects, structural or otherwise, with respect to any of the Real Property (or any improvements located thereon), which could reasonably be anticipated to have a material adverse impact on the value of the Real Property.

4.10 Affiliated Transactions; Indemnification Agreement; Other Activities.

(a) Except as set forth on Schedule 4.10(a), to the Knowledge of the Companies, no Related Party of either Company, either currently or at any time since January 1, 2003: (i) has or has had any interest in any property (real or personal, tangible or intangible) that either Company uses or has used in or pertaining to the business of the Companies; or (ii) has or has had any business dealings or a financial interest in any transaction with either Company or involving any assets or property of either Company, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms. For purposes of this Agreement, the term “Related Party” shall mean as of any time: an executive officer or director, 10% stockholder (including any executive officers or directors thereof) or Affiliate of either Company at such time, any present or former known spouse of any such executive officer, director or Affiliate of either Company or any trust or other similar entity for the benefit of any of the foregoing Persons.

(b) Schedule 4.10(b) sets forth a true and correct list of all contracts, agreements or arrangements between either Company, on the one hand, and any of their respective officers, directors, employees or agents or any Shareholder, on the other hand, pursuant to which either Company has agreed to indemnify or hold harmless any of such Persons.

(c) Except as set forth in Schedule 4.10(c), none of the Shareholders nor any of their respective Affiliates, or any officer or director of any such Shareholder or any Affiliate of such Shareholder, nor either Company owns, directly or indirectly, any interest or has any investment or profit participation in a corporation or other entity which is a competitor of or which otherwise, directly or indirectly, does business with either Company, except ownership of up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, is permitted.

4.11 Litigation. Except as disclosed on Schedule 4.11, (i) there are no actions, suits, claims, hearings, arbitrations, proceedings (public or private) or governmental investigations that have been brought by or against any Governmental Authority or any other Person (collectively, “Proceedings”) pending or, to the Knowledge of the Companies, threatened, against or by either Company, any Affiliate of either Company, the Business or the Shares or which seeks to enjoin or rescind the Subject Transactions or that would be reasonably likely to have a Material Adverse Effect; and (ii) there are no existing orders, judgments or decrees of any Governmental Authority naming either Company or any Shareholder as an affected party or otherwise affecting the Business or the Shares nor, to the Knowledge of the Companies, has any such order, judgment or decree been threatened.

4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a complete and correct list of all contracts to which either Company is a party or by which either Company or any of its properties or assets or the Shares are bound (collectively with the Employment Agreements (as defined in Section 4.15(a), the “Scheduled Contracts”), and which:

(i) require or permit the other party thereto to require the payment or incurrence of Liabilities by either Company subsequent to the date of this Agreement of more than $75,000 individually;

(ii) relate to, are evidences of, or guarantees of, or provide security for, Debt (whether incurred, assumed, guaranteed or secured by any asset);

(iii) are a license, sale, distribution, sales representative, commission, marketing, agent, franchise, technical assistance or similar agreement relating to or providing for the marketing and/or sale of products or services to which either Company is a party or by which either of them are otherwise bound, except any contract, agreement or understanding that is terminable by either Company upon 120 days’ notice or less without the payment of any material penalty or material termination fee;

(iv) are partnership, joint venture, teaming arrangements or similar contracts, arrangements or agreements entered into by either Company that are currently in effect;

(v) are agreements, arrangements, contracts or obligations of either Company restricting the ability of either Company to compete with the Business;

(vi) are licenses or other agreements relating to the use of any material Company Intellectual Property, except any of the foregoing related to the use of computer software not specially designed for either Company;

(vii) are forms of all warranty agreements or product guarantees currently in effect with respect to products sold or services rendered by either Company;

(viii) are leases providing for annual rentals of personal property of more than $75,000, except for any lease that is terminable by either Company upon 120 days’ notice or less without the payment of any material penalty or material termination fee;

(ix) evidence arrangements for the purchase of materials, supplies, goods, services, equipment or other assets and provide for aggregate payments by either Company of $75,000 or more, except for any arrangement that is terminable by either Company upon 120 days’ notice or less without the payment of any material penalty or material termination fee and any purchase orders for goods and services entered into in the ordinary course of business;

(x) are employment contracts, agreements or understandings with an annual Liability to either Company in excess of $75,000 or any indemnification agreement or any other agreement, policy or plan relating to the terms and conditions of employment, compensation, benefits, retention, severance, severance pay, termination, termination pay or any other employment obligation with respect to any employees; or

(xi) material to the operation of the Business or are not otherwise covered by clauses (i) through (x) above, but the premature termination of which could reasonably be expected to result in a Material Adverse Effect.

(b) The Companies have delivered or made available to the Buyer copies of all written Contracts listed on Schedule 4.12(a). Neither of the Companies nor, to the Knowledge of the Companies, any other party thereto, is in breach thereof or default thereunder, or has given written notice of breach or default to any other party thereunder, except for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. Each such Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company party thereto (and, to the Knowledge of the Companies, each other party thereto), subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither Company has received any written notice, whether written or oral, of termination or intention to terminate from any other party to any such Contract. Except to the extent that any Required Contractual Consents are not obtained, the consummation of the Subject Transactions will not result in any Contract failing to continue in full force and effect after the consummation of the Subject Transactions without material penalty or other material adverse consequence.

4.13 Permits; Required Consents.

(a) Schedule 4.13(a) sets forth all material approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Authorities (and all other Persons) necessary for the operation of the Business in substantially the same manner as currently operated or affecting or relating in any way to the Business (the “Permits”). Except as set forth in Schedule 4.13(a), each Permit is valid and in full force and effect in all material respects, and none of the Permits will be terminated or become terminable or impaired in any material respect as a direct result of the Subject Transactions. Each Company is in compliance in all material respects with all terms required for the continued effectiveness of each such Permits, and there is no pending or, to the Knowledge of the Companies, threatened, revocation or involuntary non-renewal of any such Permit.

(b) Schedule 4.13(b) lists each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver Known to the Companies to be required under Applicable Law to be obtained by either Company or the Shareholders by virtue of the execution and delivery of this Agreement, any Ancillary Agreement or the consummation of the Subject Transactions to avoid the loss of any material Permit or otherwise (each, a “Required Governmental Approval” and collectively with the Required Contractual Consents, the “Required Consents”).

(c) All Required Governmental Approvals and Required Contractual Consents have been obtained without condition and are in full force and in effect. No Proceedings have been instituted or threatened by any Governmental Authority with respect to any Required Governmental Approval as to which there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Required Governmental Approval. All conditions and requirements prescribed by Applicable Law, any Required Contractual Consent or any Required Governmental Approval to be satisfied on or prior to the Closing Date have been satisfied to the extent necessary such that all such Required Contractual Consents and Required Governmental Approvals are, and will remain, in full force and effect assuming continued compliance with the terms thereof after the Closing.

4.14 Compliance with Applicable Laws. Except as set forth in Schedule 4.14, neither Company has violated or infringed, or is in violation or infringement of, any Applicable Law or any order, writ, injunction or decree of any Governmental Authority. Except as set forth on Schedule 4.14, (i) neither Company has received any outstanding or uncured written notice alleging any violation of any such Applicable Law or directing either Company to take any remedial action with respect to any such Applicable Law and (ii) to the Knowledge of the Companies, there are no facts, events or conditions that may constitute potential defaults or violations of any Applicable Law.

4.15 Employment Agreements; Change in Control; and Employee Benefits.

(a) Schedule 4.15(a) sets forth a complete and accurate list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any current or former employee or director of either Company or any other trade or business (whether or not incorporated) which would be treated as a single employer with either Company under Section 414 of the Code (an “ERISA Affiliate”), or with respect to which either Company has any liability (together the “Employee Plans”). With respect to each Employee Plan (as applicable), the Companies have made available to the Buyer complete and accurate copies of (i) the most recent two years’ annual reports on Form 5500, including all schedules thereto; (ii) the most recent determination letter from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (v) any written notices to or from the IRS or any office or representative of the Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan. No Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) (in each case under clause (i), (ii) or (iii) whether or not subject to ERISA) or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

(b) Except as set forth on Schedule 4.15(b), each Employee Plan has been maintained, operated and administered in compliance with its terms and with all applicable laws. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made or accrued for under applicable law and the terms of such Plan.

(c) No Employee Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004 and all such non-qualified deferred compensation plans or arrangements have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.

(d) There are no legal proceedings pending or, to the Knowledge of the Companies, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary of any Employee Plan. To the Knowledge of the Shareholders, no event has occurred and there currently exists no condition or set of circumstances in connection with which either Company could be subject to any liability (other than routine claims for benefits) under the terms of any Employee Plan, ERISA, the Code or any other applicable law.

(e) No fiduciary or party in interest of any Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively. With respect to any Employee Plan, (i) neither Company nor any of their ERISA Affiliates has had asserted against it any claim for Taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), 502(i) or 502 (l), nor, to the Knowledge of the Companies, is there a basis for any such claim, and (ii) no officer, director or employee of either Company has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA.

(f) No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of either Company or their ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar state Law. Each Company and their ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.

(g) Each Employee Plan intended to be qualified under Section 401(a) of the Code, and each trust intended to be exempt under Section 501(a) of the Code, has been determined to be so qualified or exempt by the IRS, and since the date of each most recent determination, there has been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status.

(h) Neither the execution or delivery of this Agreement nor the consummation of the Subject Transactions will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of either Company, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in any “excess parachute payment” within the meaning of Section 280G of the Code. Each Company has taken all necessary steps to ensure that the receipt of any compensation, benefit or amounts that may be deemed to result in an “excess parachute payment” (within the meaning of Section 280G(b) of the Code) to each person who is a “disqualified individual” with respect to each such Company, within the meaning of Section 280G(c) of the Code, has been approved by stockholders in accordance with Section 280G(b)(5)(A)(ii) of the Code, or that such approval is not required because of the exemption under Section 280G(b)(5)(A)(i) of the Code.

(i) In accordance with Applicable Law, each Employee Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination).

4.16 Labor and Employment Matters.

(a) Except as set forth on Schedule 4.16(a), no collective bargaining agreement exists that is binding on either Company and, except as described on Schedule 4.16(a), no petition has been filed or proceedings instituted by an employee or group of employees with any labor relations board seeking recognition of a bargaining representative. Schedule 4.16(a) describes any organizational effort that, to the Knowledge of the Companies, is currently being made or threatened or has been made since January 1, 2003 by or on behalf of any labor union to organize any employees of either Company.

(b) Except as set forth on Schedule 4.16(b), (i) there is no labor strike, slow down or stoppage pending or, to the Knowledge of the Companies, threatened, against or directly affecting either Company, (ii) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and, to the Knowledge of the Companies, no claims therefor exist, and (iii) neither Company nor any of their Affiliates has received any written notice or has any Knowledge of any threatened labor or employment dispute, controversy or grievance or any other unfair labor practice proceeding or breach of contract claim or action with respect to claims of, or obligations to, any employee or group of employees of either Company.

4.17 Intellectual Property.

(a) “Company Intellectual Property” means all United States and foreign patents (including without limitation, continuations, continuations-in-part, reissues and extensions thereof), applications for patent (including without limitation divisional thereof), copyrights (including without limitation all renewals and extensions thereof), registrations and applications for registration of copyright, registered and unregistered designs, Trademarks, registrations and applications for registration of Trademarks, Trade Secrets, works of authorship, inventions, software, domain names and all other intellectual property or similar rights or materials that are owned or used by or licensed to one or both of Consulting or Limited or any Affiliate thereof including, but not limited to, either Shareholder, or that relate to the business of one or both of Consulting or Limited or any Affiliate thereof, including the Business; provided, however, that “Company Intellectual Property” does not include intellectual property or similar rights or materials that are owned by either or both of the Shareholders and that otherwise (i) are not licensed to either Consulting or Limited or any Affiliate thereof and (ii) are not used or held for use in, and do not otherwise relate to, the Business.

(b) “Owned Intellectual Property” means all Company Intellectual Property that is owned by one or both of Consulting or Limited or either of the Shareholders and used in the Business; provided, however, that “Owned Intellectual Property” does not include those portions of the rights in certain works of authorship that are owned by co-authors of the Shareholders and specified in Schedule 4.17(e). The “Assets” means all Company Intellectual Property that is owned (in whole or in part) by one or both of the Shareholders or in which one or both of the Shareholders have any rights including without limitation all Company Intellectual Property that is licensed by one or both Shareholders, from a third party, together with any right to receive royalties, fees or other payment in respect of any use or exploitation thereof.

(c) “Trade Secrets” means all trade secrets, know-how, and other confidential or proprietary information or materials, including, without limitation, designs, concepts, drawings, ideas, specifications, techniques, discoveries, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, new product or new technology information, marketing techniques and materials, marketing plans, timetables, strategies and development plans (including prospective trade names or trademarks), customer names and other information related to customers, employee information, pricing policies, and financial information, in each case that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use.

(d) “Trademarks” means trademarks, trade names, service marks, logos, brands, and other designations of source, origin, endorsement, certification or sponsorship.

(e) Schedule 4.17(e) sets forth a complete and correct list of all patents, applications for patents, material unregistered Trademarks, Trademark registrations, applications for any such registrations, registered copyrights, applications for any such registrations, and material unregistered copyrights that are included in the Owned Intellectual Property. Except for the right, title and interest owned by the Shareholders’ co-authors to certain Owned Intellectual Property as specified in Schedule 4.17(e), the Companies and the Shareholders own all right, title and interest in and to the Company Intellectual Property designated as “Owned Intellectual Property” on such Schedule and all other material Company Intellectual Property other than Company Intellectual Property licensed to either Company under an Intellectual Property Agreement free and clear of any claims, liens or encumbrances, and neither Company nor either Shareholder nor any Affiliate thereof has received any notice or claim asserting that any third party holds title or that exist any claims, liens or encumbrances with respect to a Company’s or Shareholder’s title to the Company Intellectual Property, except for any oral claim that could not reasonably be expected to result in the assertion of a material claim with respect to the Company Intellectual Property and the claims of the Shareholders’ co-authors to certain Owned Intellectual Property as specified in Schedule 4.17(e). The Companies have the perpetual, irrevocable right to use and otherwise exploit all of the Company Intellectual Property to conduct the Business as it has been conducted, as it is now being conducted, and as it is reasonably anticipated to be conducted, free and clear of any right, claim or encumbrance of any third party (subject, in the case of Company Intellectual Property that is licensed to either Company, to termination or expiration of licenses thereof in accordance with the terms of the applicable license agreement including, without limitation, those agreements among Limited, the Shareholders and co-authors of the Shareholders set forth in Schedule 4.17(e)). Without limiting the generality of the foregoing, no Company Intellectual Property is subject to any outstanding order, judgment, decree or stipulation restricting the use or other exploitation thereof. The Company Intellectual Property is sufficient for the conduct of the Business as it is currently conducted and as it is currently anticipated to be conducted. All employees, contractors and others involved in the development or creation of any material Company Intellectual Property have executed valid and enforceable written agreements assigning all rights in such Company Intellectual Property to one or both of the Companies or to the Shareholders.

(f) All of the Owned Intellectual Property is valid and enforceable; there exist no facts or circumstances that could reasonably be expected to render any of the Owned Intellectual Property invalid or unenforceable; to the Company’s and Shareholders’ best Knowledge, except as specified in Schedule 4.17(f), no third party has made any assertion, claim or allegation that any of the Owned Intellectual Property is invalid or unenforceable or contesting the ownership thereof and of all rights therein; and no action or omission of either Company or either Shareholder or any Affiliate or any of their respective predecessors-in-interest with respect to any of the Owned Intellectual Property (including, without limitation, any failure to use and enforce any Owned Intellectual Property appropriately or any misuse thereof) could reasonably support any such assertion, claim or allegation. Neither Company nor the Shareholders nor any Affiliate nor any of their respective predecessors-in-interest with respect to any of the Owned Intellectual Property has failed to file on a timely basis any documents with or pay any fee to any Governmental Authority (including the United States Patent and Trademark Office and the United States Copyright Office) necessary to maintain or protect the Owned Intellectual Property.

(g) Schedule 4.17(g) describes all currently effective agreements pursuant to which either Company or either Shareholder or any Affiliate thereof (i) granted or received any right, claim or interest relating to any Company Intellectual Property (other than agreements pursuant to which either Company is the licensee of off-the-shelf, commercially available software for use on personal computers that has been licensed for an aggregate license fee that does not and will not exceed Five Thousand Dollars ($5,000) (“OTS Software”)) or (ii) provided or received (or agreed to provide or receive) services relating to any Company Intellectual Property other than standard maintenance and support arrangements relating to OTS Software licensed to either Company (collectively, the “Intellectual Property Agreements”). All of the Intellectual Property Agreements are valid and enforceable in accordance with their terms; no rights or obligations under any of the Intellectual Property Agreements shall be affected by the transactions contemplated hereunder; none of the transactions contemplated hereunder shall give rise to any breach of or otherwise conflict with any Intellectual Property Agreement; except as specified in Schedule 4.17(g), all of the Intellectual Property Agreements to which either Shareholder is a party (a “Shareholder Intellectual Property Agreement”) may be assigned by such Shareholder in connection with and as contemplated under this Agreement; and no third party has made any claims, assertions or allegations that any Intellectual Property Agreement is not valid and enforceable in accordance with its terms, that any rights or obligations thereunder would or might be affected by the transactions contemplated hereunder, that the transactions contemplated hereunder shall give rise to any breach of or otherwise conflict with any Intellectual Property Agreement, or, except as specified in Schedule 4.17(g), that any of the Shareholder Intellectual Property Agreements may not be assigned in connection with and as contemplated under this Agreement. Neither Company nor either Shareholder has at any time committed any, and is not currently in, material breach or violation of any Intellectual Property Agreement and, to the Companies’ and the Shareholders’ Knowledge, no other party to any Intellectual Property Agreement has at any time committed any, or is currently in, breach or violation thereof. There are no disputes, allegations or claims made or, to the Companies’ and the Shareholders’ Knowledge, threatened with respect to any of the Intellectual Property Agreements. None of the software products sold or distributed by either Company incorporates or is shipped with any software that is licensed under any “open source” agreement (as that term is defined by the Open Source Initiative) or other agreement that includes any provisions that would require either Company to distribute or make reasonably available source code for such software or derivative works based on such software as a condition to the distribution of object code copies thereof or that require that licensees of such software be provided the right to modify such software and further distribute such software and modifications. Neither Company nor any Affiliate nor either Shareholder has received written notice or has any Knowledge that any party to any Intellectual Property Agreement intends to cancel, terminate or refuse to renew such Intellectual Property Agreement or to exercise or decline to exercise any option or right thereunder.

(h) Each Company and the Shareholders have each taken all reasonable steps to protect the confidentiality of information that constituted or constitutes a Trade Secret of such Company or such Shareholder. Without limiting the generality of the foregoing, except as provided in Schedule 4.17(h), no source code for any software owned, distributed or otherwise marketed by either Company or the Shareholders or used by either Company to provide products or services to its customers has been disclosed to any third party or placed in any escrow or similar arrangement. Schedule 4.17(h) sets forth all known bugs or errors with respect to any such software (other than routine bugs and errors that will be timely corrected in the ordinary course of either Company’s maintenance and support activities without breach of any warranty or support obligation of such Company), including any failure of any such software substantially to conform to any specifications or documentation therefor. No software owned, distributed or otherwise marketed by either Company includes any viruses, Trojan Horses, worms or other malicious code or any disabling code or device and, to the Companies’ and the Shareholders’ Knowledge, based on the regular use of current versions (and updates thereto) of commercially available software designed to detect viruses, Trojan Horses, worms, malicious code, or disabling code or devices no software used by either Company includes any viruses, Trojan Horses, worms or other malicious code or disabling code or device.

(i) To the Companies’ and the Shareholders’ Knowledge, no third party has infringed, violated or misappropriated or is currently infringing, violating or misappropriating any of the Owned Intellectual Property. Neither Company nor the Business of the Companies nor any of the Companies’ products or services has infringed, violated or misappropriated or is currently infringing, violating or misappropriating any copyright, patent, Trademark, Trade Secret, right of privacy, right of publicity or other proprietary right of any third party. No third party has filed any action or made any claim, threat, offer of license, or other communication alleging any such infringement. Further, neither Company has agreed to indemnify any third party against claims of infringement or misappropriation except pursuant to the Intellectual Property Agreements disclosed hereunder. No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company, in each case, defames any person, constitutes false advertising or otherwise violates any law or regulation in any material respect.

(j) All products marketed by either Company or any Affiliate include all patent, trademark and copyright notices required by federal law.

(k) Except as set forth in Schedule 4.17(k), all assignments to or purchases by either Company, either Shareholder or any Affiliate of any registered copyright, patent or registered Trademark and all exclusive licenses to either Company or either Shareholder or any Affiliate under any registered copyright or registered Trademark have been duly and validly recorded by recordation with the Unites States Patent and Trademark Office, United States Copyright Office, or the corresponding foreign agency or entity, as appropriate, and all registered copyrights relating to any such recordation have been duly and validly registered, such that no purported subsequent transferee or exclusive licensee of the assignor or the licensor of such registered copyright, patent or registered Trademark (other than a transferee receiving rights from either Company or its Affiliates or their respective successors-in-interest) would have any rights therein.

(l) No Trademark registration or application for registration of Trademark included in the Owned Intellectual Property has been or is now involved in any opposition or cancellation proceeding in the United States or any corresponding foreign proceeding and, to the best knowledge of the Companies and the Shareholders, no such proceeding is or has been threatened with respect to any of such Trademark registration or application. There are no patents or patent applications included in the Owned Intellectual Property.

(m) A privacy statement (the “Privacy Statement”) regarding the collection, retention, use and distribution of the personal information of individuals, including, without limitation, from visitors to any website of either Company is posted and is accessible to individuals at all times on each such website. Schedule 4.17(m) sets forth all versions of the Privacy Statement and the dates during which such versions were posted on such website. Except as set forth on Schedule 4.17(m), such Privacy Statement is materially accurate and consistent with the Companies’ actual practices with respect to the security, collection, retention, use and disclosure of individuals’ personal information. Each Company complies with the Privacy Statements as applicable to any given set of personal information collected from individuals in all material respects. Each Company has technological and procedural measures in place to protect personal information collected from individuals against loss, theft and unauthorized access or disclosure and there have been no security breaches or instances of compromised personal information collected from individuals. Neither Company knowingly collects information from or targets children under the age of thirteen. Neither Company sells, rents or otherwise makes available to third parties any personal information submitted by individuals. Other than as constrained by the Privacy Statement and by applicable laws and regulations, neither Company is restricted in its use and/or distribution of personal information collected thereby.

(n) No funding, facilities or resources of any Governmental Authority or university or other third party was used in the development or creation of any Company Intellectual Property that is owned, in whole or in party, by either Company or other Shareholder. No current or former director, officer, employee, consultant or contractor of either Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for any Governmental Authority, university, college or other educational institution or research center during a period of time during which such director, officer, employee, consultant or contractor was also performing services for either Company.

(o) The books and records of the Companies and any other embodiments and documentation of the Company Intellectual Property are accurate and are sufficient to enable the Companies to fully exercise and exploit the Company Intellectual Property.

(p) The Companies’ technology systems and infrastructure, including without limitation middleware, servers, workstations, routers, and all other information technology software or equipment used by or for either Company, are adequate for the conduct of the respective businesses of each Company as currently conducted and contemplated to be conducted.

4.18 Advisory Fees. Except as set forth on Schedule 4.18, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of either Company or any Shareholder who is entitled to any fee, commission or reimbursement of expenses from either Company or the Buyer or any of their respective Affiliates upon consummation of the Subject Transactions or otherwise.

4.19 Environmental Compliance.

(a) Except as disclosed in Schedule 4.19(a), each Company has obtained all approvals, authorizations, certificates, consents, licenses and permits or other similar authorizations of all Governmental Authorities, or from any other Person, that are required under any Environmental Law. Schedule 4.19(a) sets forth all material permits, licenses and other authorizations issued under any Environmental Law relating to such Company or the Business.

(b) Except as set forth in Schedule 4.19(b), each Company is and, for the last ten years, has been in material compliance with all Environmental Laws, including all limitations, restrictions, conditions, standards, requirements, schedules, permits and timetables required or imposed under all Environmental Laws.

(c) Neither Company has received any written or, to the Knowledge of the Companies, oral notice, claim, subpoena, information request, or summons, or been threatened orally or in writing with any notice, claim, subpoena, information request, or summons, from any Person alleging: (a) any Environmental Liability relating to either Company; or (b) any violation by either Company of any Environmental Law.

(d) Except as set forth on Schedule 4.19(d), neither Company nor any of their respective predecessors in interest: (i) have ever manufactured, produced, repaired, installed, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos; or (ii) have been the subject of any claims or litigation arising out the alleged exposure to any Hazardous Substances.

(e) The Companies have delivered to Buyer all environmental documents, studies and reports, if any, relating to: (i) any facilities or real property ever owned, operated or leased by either Company; or (ii) any Environmental Liability of either Company.

4.20 Insurance. Schedule 4.20 sets forth a complete and correct list of all policies of fire, liability, product liability, workmen’s compensation and other insurance held by or on behalf of either Company. Such policies are in full force and effect and all premiums due and payable thereon have been paid. Such policies insure each Company against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Neither Company has received any written notice of cancellation or non-renewal of, or, since January 1, 2003, any material increase of premiums with respect to, any of such insurance policies. To the Knowledge of the Companies, there are no material claims by either Company under any of such policies relating to the Business, assets or properties of the Companies as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

4.21 Tax Matters.

(a) Except as set forth on Schedule 4.21(a), each Company in a timely manner has filed all Tax Returns required to be filed. All such Tax Returns are true, correct, and complete. Each Company is and has been in compliance in all material respects with all applicable laws pertaining to Taxes, including all Applicable Laws relating to record retention.

(b) Each Company has timely paid all Taxes required to have been paid and has adequately provided in the applicable 2005 Balance Sheet for all Taxes (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the date of the 2005 Balance Sheet. The provisions for Taxes currently payable on the date of the 2005 Balance Sheet are at least equal, as of the date thereof, to all unpaid Taxes of each Company whether or not disputed. Neither Company has, and neither Company will have, accrued liability for Taxes in respect of taxable periods or portions thereof following the date of the 2005 Balance Sheet and ending on or before the Closing Date other than Taxes incurred in the ordinary course of business.

(c) Except as set forth on Schedule 4.21(c), neither Company is a party to any action by any taxing authority, nor has it received any written notice of any pending or threatened action by any taxing authority. To the Knowledge of the Companies, no such action is being contemplated by any taxing authority. No claim has been made by any taxing authority in any jurisdiction where either Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from either Company. There are no liens for Taxes upon the assets of either Company, other than Taxes for the current period that are not yet due or payable.

(d) Neither Shareholder is a “foreign person” as that term is used in § 1.1445-2 of the United States Treasury Regulations promulgated under the Code. Neither Company is, and neither Company has at any time been, a United States real property holding corporation (a “USRPHC”) within the meaning of Section 897 of the Code.

(e) Neither Company is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, or any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law or offer in compromise with any taxing authority.

(f) Neither Company has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes. Neither Company has any liability for Taxes of any Person other than either Company as a result of (i) transferee liability, (ii) being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law or (iii) any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement.

(g) Neither Company will be required to include for federal or state Income Tax purposes any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (A) change in method of tax accounting for a taxable period ending on or prior to the Closing Date, (B) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Income Tax law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) prepaid amount received on or prior to the Closing Date.

(h) Neither Company has (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of any assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method; (iii) made an election, or is required, to treat any asset as owned by another person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) distributed the stock of any corporation or had its stock distributed by another person in a transaction satisfying or intending to satisfy the requirements of Section 355 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable foreign, state or local Tax provision.

(i) Each Company has filed a valid election under Section 1362 of the Code to be treated as an “S corporation” within the meaning of Section 1361 of the Code and also timely filed (or otherwise have in effect) a corresponding valid election for all applicable state Income Tax purposes. Such elections have been, and have remained, in effect at all times since July 1, 1999, with respect to Limited, and at all times during the existence of Consulting (i.e. since February 3, 1999), until the Closing Date, and will remain in full force and effect for such purposes as of the Closing. Except for actions in connection with this Agreement, neither Company nor any other person has taken or failed to take any action, nor has any event occurred, that could result in the revocation or termination of any of such elections at any time. Consulting has not been, and will not be, subject to any Tax under Section 1374 of the Code. Limited has not incurred any Tax under Section 1374 of the Code, and will not be subject to any Tax under Section 1374 of the Code by virtue of the transactions contemplated by this Agreement so long as a 338(h)(10) election is not made. Neither Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets in the hands of the transferor or (B) acquired the stock of any corporation which is a qualified Subchapter S subsidiary.

(j) Except as set forth on Schedule 4.21(c), to the extent a breach or inaccuracy of any of the following could result in a liability of the Buyer to any person or Governmental Authority, whether as a result of applicable law, contract or otherwise: (a) all Tax Returns required to be filed by the Shareholders or relating to the Assets have been timely filed, and there have been paid all Taxes due with respect to such Tax Returns; and (b) the Shareholders have received no written notice of any examinations or audits pending or any unresolved examinations or audit issues with respect to Shareholders’ Tax Returns. There are no liens for Taxes upon the Assets.

4.22 Customers. Since January 1, 2004, there has not been any Material Adverse Effect in the business relationship of either Company with any of either Company’s top ten (10) customers (ranked by dollar volume of sales) for the year ended December 31, 2005. Schedule 4.22 sets forth a complete and correct list of each such customer and the approximate dollar volume of sales to each such customer. Since January 1, 2004, neither Company has received any written notice from any customer listed on Schedule 4.22 that it intends to terminate, cancel or materially alter its contract or business relationship with such Company, and, to the Knowledge of the Companies, no such customer currently intends such termination, cancellation or alteration.

4.23 Suppliers. Since January 1, 2004, there has not been any Material Adverse Effect in the business relationship of either Company with any of such Company’s top ten (10) suppliers (ranked by dollar volume of purchases) for the year ended December 31, 2005. Schedule 4.23 sets forth a complete and correct list of each such supplier and the dollar volume of purchases from each such supplier. Since January 1, 2005, neither Company has received any written notice from any supplier listed on Schedule 4.23 that it intends to terminate, cancel or materially alter its contract or business relationship with such Company, and, to the Knowledge of the Companies, no such supplier currently intends such termination, cancellation or alteration.

4.24 Warranties. Except as set forth on Schedule 4.24, there are no material claims pending or, to the Knowledge of the Companies, threatened against either Company with respect to any product alleged to have been manufactured, distributed or sold by either Company or any of its Subsidiaries to others, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty, except to the extent reflected or reserved for in the Financial Statements, and, to the Knowledge of the Companies, there is no reasonable basis for any such suit, inquiry, action, proceeding, investigation or claim. To the Knowledge of the Companies, there exists no latent defect in the design or manufacture of any of the products of either Company. The Companies have heretofore delivered to the Buyer copies of the Contracts and other documents describing terms and conditions of sale or lease of the products and services of the Companies (containing applicable guaranty, warranty and indemnity provisions) and other than such terms and conditions, there are no express product or service warranties relating to the businesses of either Company enforceable against such Company.

4.25 Bank Accounts. Schedule 4.25 sets forth a complete and correct list of (a) each bank, deposit, lock-box or cash collection, management or other account, of each Company, including the title and number of the account and the financial or other institution at which such account is located and (b) the names of all persons authorized to draw on each such account or to have access to any such safe deposit or lock-box facility.

4.26 Prohibited Lists. Neither Company nor, to the Knowledge of the Companies, any director, officer, employee or Shareholder of either Company is identified on any of the following documents: (i) the Office of Foreign Assets Control of the United States Department of the Treasury list of “Specially Designated Nationals and Blocked Persons” (“SDNs”); (ii) the Bureau of Industry and Security of the United States Department of Commerce “Denied Persons List,” “Entity List” or “Unverified List”; (iii) the Office of Defense Trade Controls of the United States Department of State “List of Debarred Parties”; (iv) the Financial Sanctions Unit of the Bank of England “Consolidated List”; (v) the Solicitor General of Canada’s “Anti-Terrorism Act Listed Entities”; (vi) the Australian Department of Foreign Affairs and Trade “Charter of the United Nations (Anti-terrorism – Persons and Entities) List”; (vii) the United Nations Security Council Counter-Terrorism Committee “Consolidated List”; or (viii) European Union Commission Regulation No. 1996/2001 of October 11, 2001.

4.27 Representations Complete. To the Knowledge of the Shareholders, none of the representations or warranties made by either Company or the Shareholders in this Agreement or any of the Ancillary Agreements, and none of the statements made in any Schedules or certificates required to be furnished by either Company or the Shareholders pursuant to this Agreement or any Ancillary Agreement, contains, or will contain at the Closing Date, any untrue statement of a material fact.

ARTICLE V

BUYER’S REPRESENTATIONS AND WARRANTIES

As an inducement to each Company and Shareholders to enter into this Agreement and to consummate the Subject Transactions, Buyer represents and warrants as of the date of this Agreement and as of the Closing Date, to the Companies and Shareholders as follows:

5.01 Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the Subject Transactions. Buyer is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where in the aggregate the failure to be so qualified is not, and is not reasonably expected to become, material.

5.02 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement, any Ancillary Agreement to which it will be a party as of the Closing, the performance of its obligations hereunder and thereunder and the consummation the Subject Transactions in accordance with the terms hereof are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in proceedings at law or in equity).

5.03 Buyer Governmental Authorization. The execution, delivery and performance by the Buyer of this Agreement and any Ancillary Agreement to which it will be a party as of the Closing Date, the performance of its obligations hereunder and thereunder and the consummation of the Subject Transactions in accordance with the terms hereof require no action by, consent or approval of, or filing with, any Governmental Authority other than the actions, consents, approvals or filings, if any, set forth on Schedule 5.03 hereto and any actions, consents, approvals or filings otherwise expressly referred to in this Agreement.

5.04 Non-Contravention. The execution, delivery and performance by the Buyer of this Agreement and any Ancillary Agreement to which it will be a party as of the Closing Date, the performance of its obligations hereunder and thereunder and the consummation of the Subject Transactions in accordance with the terms hereof does not and will not (a) contravene or conflict with the Buyer’s Certificate of Incorporation or Bylaws, (b) contravene or constitute a default under any material agreement to which Buyer is a party, or (c) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to the Buyer.

5.05 Litigation. There is no Proceeding pending against, or to the knowledge of the Buyer, threatened against or affecting, the Buyer before any court or arbitrator or any governmental body, agency or official that challenges or seeks to prevent, enjoin, alter or materially delay the Subject Transactions.

5.06 Private Placement; State of Residence; Investment Intent. The Buyer acknowledges that the Shareholders and the Companies have made available to the Buyer prior to the execution of this Agreement the opportunity to ask questions and receive answers concerning the terms and conditions of the sale of securities contemplated by this Agreement and to obtain any additional information as may be necessary to verify the accuracy of information furnished to Buyer, and that the Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the investment to be made pursuant to this Agreement. The Shares being acquired by Buyer for the account of Buyer, and not with the view to, or for resale in connection with, any distribution or public offering thereof. The Buyer acknowledges that the Shares have not been registered under the Securities Act or any state securities laws by reason of their contemplated transfer in a transaction exempt from the registration and prospectus delivery requirements of the Act and applicable state securities laws, and that the reliance of the Shareholders upon these exemptions is predicated in part upon the representations by the Buyer in this Agreement.

5.07 Independent Investigation. The Buyer acknowledges that (a) it has had access to the officers, employees, assets, operations, books, records, and files of the Shareholders and Companies to evaluate its investment in, and purchase of, the Shares and Assets and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied generally on its independent investigation and specifically upon the express representations, warranties, covenants and agreements set forth in, or permitted by, this Agreement. Accordingly, Buyer acknowledges that, except as expressly set forth herein, Shareholders have not made, and hereby expressly disclaim, any projections, representation or warranty, express, implied, at common law, by statute, or otherwise relating to the Companies, Shares, Assets and the Business, including any representation or warranty regarding any information, data, or other materials (written or oral) furnished to Buyer by or on behalf of Shareholders or the Companies, and that all interpretations to the contrary shall have no force or effect.

ARTICLE VI

COVENANTS OF SHAREHOLDERS AND THE COMPANIES

6.01 Compliance with Terms of Required Governmental Approvals and Required Contractual Consents. On and after the Closing Date, each Company and each Shareholder shall comply at their own expense with all conditions and requirements applicable to any of them set forth in (a) each Required Governmental Approval to the extent necessary such that all such Required Governmental Approvals will remain in full force and effect assuming continued compliance with the terms thereof by Buyer and (b) each Required Contractual Consent to the extent necessary such that all such Required Contractual Consents will remain effective and enforceable against the Persons giving such Required Contractual Consents assuming continued compliance with the terms thereof by Buyer.

6.02 Transaction Expenses.

(a) Except as otherwise specifically provided in this Agreement, (i) the Companies shall bear all Company Transaction Expenses, (ii) the Buyer shall bear all Buyer Transaction Expenses and (iii) each Shareholder shall bear its respective fees, costs and expenses incurred by such Shareholder relating to the Subject Transactions (whether incurred prior to or after the date hereof), including fees and disbursements of counsel, financial advisors, consultants, accountants, actuaries and other advisors. Each Shareholder shall indemnify and hold harmless the Buyer and the Companies for any and all such fees, costs and expenses incurred by such Shareholder relating to the Subject Transactions (whether incurred prior to or after the date hereof) to the extent that such do not constitute Company Transaction Expenses.

(b) The Shareholders and the Companies shall have caused all of the Company Transaction Expenses to be paid on or prior to the Closing Date, and the Shareholders shall, severally in proportion to their respective Pro Rata Portions, indemnify the Buyer and the Companies for any Company Transaction Expenses that remain unpaid after the Closing.

ARTICLE VII

COVENANTS OF ALL PARTIES

The parties hereto agree that:

7.01 Further Assurances. The Buyer, the Companies and Shareholders shall execute and deliver such other documents, certificates, agreements and other writings and shall take such other actions as may be reasonably necessary or desirable (including, without limitation, obtaining the Required Consents and making necessary filings with all Governmental Authorities), in order to consummate or implement expeditiously the Subject Transactions. Notwithstanding the foregoing, no party hereto shall have any obligation to expend any funds or to incur any other obligation in connection with the consummation of the Subject Transactions other than normal out-of-pocket expenses (such as fees and expenses of counsel and accountants) reasonably necessary to consummate such transactions.

7.02 Confidentiality; Public Announcements. The parties hereto shall use their best efforts to keep this Agreement and the execution and terms hereof confidential, and shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Subject Transactions. Either party may, however, disclose such matters to its directors, officers, executive employees and professional advisors and those of prospective financing sources to such extent as may be reasonable for the negotiation, execution and consummation of this Agreement. Each party shall keep confidential all information concerning the other obtained pursuant to this Agreement and shall not use such information except in connection with the Subject Transactions. The foregoing obligations of confidentiality in this Section 7.02 do not pertain to the disclosure of information which is generally available to the public, is required to be disclosed by any court or either party discloses, upon advice of counsel, in order to comply with Applicable Law. The parties hereto recognize and agree that in the event of a breach by a party of this Section 7.02, money damages would not be an adequate remedy to the injured party for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by such injured party therefrom. Accordingly, if there should be a breach or threatened breach by a party of the provisions of this Section 7.02, the injured party shall be entitled to an injunction restraining the breaching party from any breach without showing or proving actual damage sustained by the injured party. Nothing in the preceding sentence shall limit or otherwise affect any remedies that a party may otherwise have under Applicable Law.

7.03 Administration of Accounts. All payments and reimbursements received by any Shareholder or any Affiliate thereof after the Closing Date from any third party in the name of or to either Company in connection with or arising out of any business of the Companies, including without limitation the Business, shall be held by such Shareholder or such Affiliate in trust for the benefit of the Companies, and, immediately upon receipt by such Shareholder or Affiliate of any such payment or reimbursement, such Shareholder shall pay, or cause to be paid, over to the Companies, the amount of such payment or reimbursement without right of set off.

7.04 Certain Employee Issues. Buyer shall provide salary and pension, welfare, retirement, and fringe benefits to all Persons employed by the Companies as of the Closing Date (and their eligible dependents as of the Closing Date) (collectively, the “Company Persons”) that are comparable to the benefits provided to similarly situated employees of the Buyer under benefit plans of the Buyer. For purposes of this Section 7.04, the benefits that the Company Persons are entitled to receive under the Employee Plans as of the Closing Date shall be deemed to be comparable to the benefits provided to similarly situated employees of the Buyer under benefit plans of the Buyer. Notwithstanding the foregoing, no provision of this Section 7.04 shall cause any Company Person to be a third-party beneficiary to, or to have any right or claim under, this Agreement.

7.05 Certain Tax Matters.

(a) Section 338(h)(10) Election. The Buyer shall have the right, in its sole discretion, to make, and if the Buyer so elects the Shareholders shall cooperate in making, an election under Section 338(h)(10) of the Code (and any comparable election under state or local law) with respect to the purchase of the Consulting Shares pursuant to this Agreement (each such election, a “Section 338(h)(10)

Election”). If the Buyer so requests, the Shareholders shall execute at Closing (or on such later date requested by the Buyer), the forms provided by the Buyer for the purpose of effectuating one or more Section 338(h)(10) Elections, including without limitation an Internal Revenue Service Form 8023 and comparable forms for any state or local jurisdiction (“Form 8023”), and the Shareholders hereby authorize the Buyer to file such forms on behalf of the Shareholders. The parties agree that, except as required by a final determination with any Tax authority, they will report the transfer of Consulting Shares under this Agreement consistent with any Section 338(h)(10) Election and the related forms prepared by the Buyer and will not take, or cause to be taken, any action that would be inconsistent with or prejudice any Section 338(h)(10) Election or related forms.

(b) Purchase Price Allocation. The parties agree that the within 60 days after the Closing Date, the parties shall agree upon an allocation of the Purchase Price for federal Income Tax purposes between the Shares and the Assets, provided that the amount allocated to the Assets shall not be in excess of the amount set forth on Schedule 7.05(b)(i). The portion of the Purchase Price allocated to the Assets pursuant to the foregoing sentence shall be allocated for federal Income Tax purposes among the Assets in accordance with such agreement (“Asset Allocation”). The “aggregate deemed sale price” within the meaning of the U.S. Treasury Regulations under Section 338(h)(10) shall be allocated among the assets of Consulting in accordance with Schedule 7.05(b)(ii) (the “Section 338 Allocation”). The Asset Allocation and the Section 338 Allocation determined in accordance with the procedures set forth in this Section 7.05(b) shall be conclusive and binding upon the Buyer and the relevant Shareholders. The Section 338 Allocation shall be used in preparing IRS Form 8883 (and any similar forms required under state or local Law). The parties agree to file and agree to cause the Company to file all federal, state, local and foreign Tax Returns in accordance with the Asset Allocation and Section 338 Allocation (as originally proposed or as revised in accordance with this Agreement, as the case may be) and, except as required pursuant to a final determination (as defined in Section 1313(a) of the Code or corresponding provisions of state or local Law), not to take, or cause to be taken, any action that would be inconsistent with such Section 338 Allocation or Asset Allocation in any Tax Return, audit, litigation or otherwise. Any payment treated as an adjustment to purchase price of the Shares or the Assets shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to the adjustment and if any such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Shares and the Assets in accordance with the price allocation methodology provided in this Section 7.05(b).

(c) Tax Returns. The Shareholders shall prepare or cause to be prepared all S Corporation Returns (other than the Section 338(h)(10) Election) and shall provide the Buyer with a copy of each S Corporation Return within 15 days prior to filing of such Tax Return for the Buyer’s review and approval. Except to the extent otherwise required by law, such Tax Returns shall be prepared on a basis consistent with the past practices of such entities. The Buyer shall prepare, or cause to be prepared, and shall file, or cause to be filed, all Tax Returns of the Companies required to be filed after the Closing Date, other than the Tax Returns that are to be prepared by the Shareholders pursuant to the first sentence of this paragraph. “S Corporation Return” means Form 1120S and such forms and attachments that are required to be filed therewith, and any corresponding form (and related forms and attachments required to be filed therewith) for applicable state or local income tax purposes.

(d) Shareholders’ Obligations. The Shareholders shall be responsible for and pay and shall indemnify and hold harmless the Buyer and the Companies with respect to: (i) any and all Taxes imposed on either Company, or for which either Company is liable, with respect to any periods ending on or before the Closing Date or with respect to a period that commences before and ends after the Closing Date to the extent attributable to the period prior to Closing pursuant to Section 7.05(e), (ii) any Taxes that are due with respect to any period for which either Company has filed or is required to file an S Corporation Tax Return, (iii) all taxes arising out of a breach of the representations, warranties or covenants relating to tax matters contained in this Agreement, without regard to any disclosure set forth in the Schedules hereto, (iv) any Taxes of the Shareholders, including Taxes relating to the Assets for the period before Closing, and (v) any costs or expenses with respect to Taxes indemnified hereunder. Any indemnity required to be made by the Shareholders pursuant to this Section 7.05(d) shall be made within 30 days of written notice from the Buyer. Notwithstanding anything to the contrary in this Agreement, the obligations of the Shareholders and the Shareholders under this Section 7.05(d) shall not be subject to a deductible, threshold or similar concept and shall not be limited in amount.

(e) Apportionment. For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but that does not end on) the Closing Date, the portion of such Tax that is attributable to either Company for the part of such taxable period that ends on the Closing Date shall be (i) in the case of a tax that is not based on net income, the total amount of such tax for the full taxable period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days from the beginning of such taxable period to and including the Closing Date and the denominator of which is the total number of days in such full taxable period, and (ii) in the case of a tax that is based on net income, the tax that would be due with respect to such partial period, if such partial period were a full taxable period, apportioning income, gain, expenses, loss, deductions and credits equitably based on an interim closing of the books.

(f) Cooperation on Tax Matters. The parties shall reasonably cooperate, and shall cause their respective Affiliates and their respective directors, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax returns and in resolving all disputes and audits with respect to all taxable periods or relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes. The Shareholders shall cooperate with the Companies and Buyer in continuing the process of voluntary disclosure and amnesty with respect to any Taxes (including sales, use, franchise and income Taxes) of the Company for periods prior to Closing and Sellers shall be liable for any such tax liability pursuant to Section 7.05(d) hereof and such process shall be conducted in a manner so as to not adversely impact the liability of Buyer or the Companies for Taxes for any period after the Closing Date.

(g) Contests. For purposes of this Agreement, a “Contest” is any audit, court proceeding or other dispute with respect to any Tax matter that affects either Company. Unless the Buyer has previously received written notice from the Shareholders of the existence of such Contest, the Buyer shall promptly give notice to the Shareholders of the existence of any Contest relating to a Tax matter that is the Shareholders’ responsibility under Section 7.05(d), but no failure to give such notice shall relieve the Shareholders of any liability hereunder, unless the Shareholders are prejudiced by such failure to give notice. The Buyer, on the one hand, and the Shareholders, on the other, agree, in each case at no cost to the other party, to cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any Contest. Such cooperation shall include, but not be limited to, making available to the other party, during normal business hours, all books, records, returns, documents, files, other information (including, without limitation working papers and schedules), officers or employees (without substantial interruption of employment) or other relevant information necessary or useful in connection with any Contest requiring any such books, records and files. The Shareholders shall, at their election, have the right to represent the Companies’ interests in any Contest relating to a Tax matter arising in a period ending on or before the Closing Date, to employ counsel of their choice at their expense and to control the conduct of such Contest, including settlement or other disposition thereof; provided, however, that the Buyer shall have the right to consult with the Shareholders regarding any such Contest that may affect either Company for any periods ending after the Closing Date at the Buyer’s own expense; and provided, further, that any settlement or other disposition of any such Contest may only be with the consent of the Buyer, which consent will not be unreasonably withheld. The Buyer shall have the right to control the conduct of any Contest with respect to any tax matter arising in a period ending after the Closing Date.

(h) Price Adjustment. All amounts paid pursuant to this Agreement by one party to another party (other than interest payments) shall be treated by such parties as an adjustment to the purchase price of the stock of the Companies, to the extent permitted by Applicable Law.

(i) Survival. All obligations under this Section 7.05 shall survive the Closing hereunder and continue until 30 days following the expiration of the period of limitations applicable to the related Tax.

(j) Exclusive Remedy. In the event of any conflict between the provisions of this Section 7.05 and any provisions of Article IX, this Section 7.05 shall be controlling with respect to any claim for indemnification for taxes.

7.06 Certain Consents. After the date hereof, each of the Shareholders agree that in the event Buyer or Limited determines to make or cause to be made any derivative or revision of any work subject to that certain Agreement (as amended, the “First Ulrich Agreement”) dated as of December 15, 2003 by and among Eichinger, Lombardo, Limited and David O. Ulrich (“Ulrich”), that certain Author and License Agreement (as amended, the “Second Ulrich Agreement”) dated as of August 31, 2004 by and among Eichinger, Lombardo, Limited and Ulrich or that certain Agreement (as amended, the “Pearman Agreement”) dated as of November 18, 2004 by and among Eichinger, Lombardo, Limited and Pearman, the Shareholders shall use their reasonable best efforts to expeditiously obtain the approval of Ulrich or Pearman, as applicable, pursuant to Section 3 of the First Ulrich Agreement, Section 2(b) of the Second Ulrich Agreement and Section 2(b) of the Pearman Agreement, as applicable.

ARTICLE VIII

CLOSING OBLIGATIONS

8.01 Obligations of the Shareholders. The obligations of the Buyer to consummate the Closing are subject to the satisfaction of each of the following conditions unless waived by the Buyer to the extent permitted by law:

(a) Concurrently herewith, Buyer shall have received (i) certificates, with appropriate transfer stamps, if any, affixed thereto, evidencing all of the Shares duly endorsed for transfer to the Buyer with appropriate stock powers duly endorsed in blank or accompanied by other duly executed instruments of transfer, in each case transferring title to such Shares to the Buyer free and clear of all Share Encumbrances, and (ii) counterparts of each of the Ancillary Agreements executed by each of the Shareholders and such other Persons party thereto (other than the Buyer).

(b) Concurrently herewith, Buyer shall have received bills of sale and other appropriate transfer documentation in order to vest in Buyer all of the Shareholders’ right, title and interest in and to the Assets free and clear of all Encumbrances.

(c) Concurrently herewith, Buyer and Eichinger shall have entered into an employment and consulting agreement in substantially the form set forth on Exhibit D (the “Employment and Consulting Agreement”) for Eichinger to render marketing and sales consulting services for the Business.

(d) Concurrently herewith, all of the Shareholders shall have executed and delivered to Buyer a noncompetition agreement (collectively, the “Noncompetition Agreements”) substantially in the form of Exhibit E hereto.

(e) Concurrently herewith, Buyer shall have received an opinion of counsel from counsel to the Companies, dated as of the Closing Date, in the form attached hereto as Exhibit F which opinion shall state, if Buyer so requests, that Buyer’s lenders or other financing sources may rely on such opinion as if it were addressed directly to such parties.

(f) Concurrently herewith, Buyer shall have received a copy of (i) the certificates of incorporation, as amended (or similar organizational documents), of the Companies, certified by the secretary of state (or other relevant authority) of the relevant jurisdiction, as of a date not unreasonably prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing Date, stating that no amendments have been made to such certificate of incorporation (or similar document) since such date, and (ii) the by-laws (or similar organizational documents) of the Companies, certified by the Secretary or Assistant Secretary of such entity.

(g) Concurrently herewith, Buyer shall have received good standing certificates or other evidence satisfactory to the Buyer for the Companies from the secretary of state (or other relevant authority) of the jurisdiction in which such entity is incorporated or organized and from the secretary of state in each other jurisdiction in which the Companies are qualified to do business as a foreign corporation, in each case dated as of a date not unreasonably prior to the Closing Date.

(h) Concurrently herewith, all of the Shareholders and their respective Affiliates shall have executed and delivered to Buyer terminations of any agreements between such Persons and the Companies, including with respect to the Owned Intellectual Property, and all costs, fees and expenses of the Companies incurred in connection therewith and not paid prior to the determination of the Closing Date Cash Balance shall be included in the determination of Company Transaction Expenses to be deducted from the Purchase Price on the Closing Date.

(i) Concurrently herewith, all of the Shareholders shall have provided to Buyer a release, in form and substance reasonably acceptable to the Buyer, releasing the Buyer, the Companies and any of their respective Affiliates from any moneys, liabilities or obligations, contingent or otherwise, (including pursuant to any claim, demand, proceeding, cause of action or order) owing to such Shareholder by the Buyer, the Companies or any of their respective Affiliates, in each case, other than (i) any obligation of the Companies arising under any Ancillary Agreement after the Closing or in connection with employment or engagement of such Shareholder after the Closing, (ii) any claim arising under this Agreement or (iii) any claim for indemnification arising under the charter, bylaws or other organizational documents of the Companies or Applicable Law.

(j) Concurrently herewith, the Companies shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer demonstrating that all Company Transaction Expenses have been paid (or arrangements for the payment thereof reasonably satisfactory to the Buyer shall have been made) and that each of the Persons to whom Company Transaction Expenses are to be paid shall have delivered to the Companies written confirmation (in form and substance reasonably satisfactory to the Buyer) that all amounts owed to such Persons for Company Transaction Expenses have been paid in full or can be paid concurrent with the Closing and confirming that neither the Companies nor the Buyer will have any further liability to such Person for any Company Transaction Expenses (including any such Company Transactions Expenses that may be incurred after the Closing) other than for services rendered after the Closing at the request of the Buyer or the Companies made at any time after the Closing.

(k) Concurrently herewith, the Buyer shall have received executed payoff letters with respect to the Closing Date Debt, which payoff letters shall be in form and substance reasonably acceptable to the Buyer.

(l) Concurrently herewith, all of the directors and officers of the Companies shall have resigned, if so requested by the Buyer from their respective offices effective as of the Closing Date, and the Buyer shall have been provided with evidence of such resignations in form reasonable satisfactory to the Buyer.

(m) Prior to the Closing, Limited and Raymond shall have entered into a “Settlement Agreement and Release for Phantom Stock Benefits” in a form mutually agreeable to the parties hereto (the “Settlement Agreement”).

ARTICLE IX

INDEMNIFICATION

9.01 Agreement to Indemnify.

(a) Buyer and its Affiliates (including the Companies) and their respective officers, directors, employees, attorneys and agents and the successors and assigns of each of the foregoing (collectively, the “Buyer Indemnitees”) shall each be indemnified and held harmless to the extent set forth in this Article IX by each Shareholder in respect of any and all Damages reasonably and proximately incurred by any Buyer Indemnitee as a result of or arising out of any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made in this Agreement, the Ancillary Agreements or any certificate or other document delivered pursuant hereto or thereto or in connection with the Subject Transactions by the Companies or any Shareholder at any time, or, in the event Raymond takes action to rescind the Settlement Agreement, in respect of any and all Damages relating to that certain letter agreement dated as of January 18, 2006 (relating to phantom stock obligations) by and between Limited and Raymond .

Each Shareholder’s indemnification obligations hereunder shall be several and not joint, in accordance with their respective Pro Rata Portions, except, with respect to any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement set forth in Article III hereof made by a particular Shareholder, such Shareholder shall be fully liable for any Damages in respect thereof and the Pro Rata Portion of the aggregate amount of indemnification to be paid by such Shareholder as a result of or arising out of such Shareholder’s inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement set forth in Article III hereof will equal 100% and each of the other Shareholder’s Pro Rata Portion of such amount of indemnification will equal zero.

(b) The Shareholders and their respective Affiliates and their respective attorneys, agents, personal representatives and heirs and the assigns of each of the foregoing (collectively, the “Shareholder Indemnitees”) shall each be indemnified and held harmless to the extent set forth in this Article IX by Buyer in respect of any and all Damages reasonably and proximately incurred by any Shareholder Indemnitee as a result of or arising out of any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant or agreement made by the Buyer in this Agreement, the Ancillary Agreements or any certificate or other document delivered pursuant hereto or thereto or in connection with the Subject Transactions.

(c) Except to the extent of confidentiality provisions in Section 7.02 in this Agreement, no Person shall have any claim or cause of action as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of any Indemnifying Party referred to in this Section 9.01 against any Affiliate, member, stockholder, director, officer, employee, consultant or agent of such Indemnifying Party. Nothing set forth in this Article IX shall be deemed to prohibit or limit any Buyer Indemnitee’s or Shareholder Indemnitee’s right at any time before, on or after the Closing Date, to seek injunctive or other equitable relief for the failure of any Indemnifying Party to perform any covenant or agreement contained herein.

(d) The Shareholders shall have no obligation to pay any amount of indemnity pursuant to Section 9.01(a) unless and until the aggregate amount of Damages incurred in respect of all claims for which indemnity would be payable by the Shareholders pursuant to Section 9.01(a) but for this Section 9.01(d) exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the “Deductible”), whereupon the Shareholders shall be liable pursuant to Section 9.01(a), to indemnify the Buyer Indemnitees in an amount equal to each Shareholder’s Pro Rata Portion of all amounts of such Damages over the Deductible; provided, however, that the limitation in this Section 9.01(d) shall not apply with respect to any claim based upon a breach of any of the representations, warranties, covenants, agreements and obligations set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.06, 4.01, 4.02, 4.03, 4.17 (solely to the extent of representations with respect to the ownership of the Company Intellectual Property), 4.18, 4.21 and 6.05 of this Agreement (the “Fundamental Representations”).

(e) The aggregate amount of indemnification to be paid by each Shareholder pursuant to Section 9.01(a) of this Agreement shall not exceed such Shareholder’s Pro Rata Portion of Three Million Five Hundred Thousand Dollars 3,500,000; provided, however, the limitation in this Section 9.01(e) shall not apply with respect to any claim based upon a breach of any of the Fundamental Representations.

(f) Notwithstanding anything herein to the contrary, the obligation of each Shareholder to indemnify the Buyer Indemnitees under this Article IX in the event of Damages reasonably and proximately incurred by any Buyer Indemnitee as a result of such Shareholder’s fraud or willful misconduct shall not be subject to any Deductible set forth in Section 9.01(d) of this Agreement or to any maximum limitations set forth in Section 9.01(e) of this Agreement.

(g) Any indemnification of any Buyer Indemnitee is first required to be effected by one or more offsets of Buyer’s obligation to make any payment described in Sections 2.05 hereof; provided, however, that the remedies available to any Buyer Indemnitee pursuant to this Article IX shall in no way be limited to such rights of offset.

(h) Any claim for indemnification shall be reduced by any insurance payment received by the Buyer Indemnitee and any tax benefit actually realized by the Buyer Indemnitee. Shareholder Indemnitees shall not be required to indemnify Buyer Indemnitees for punitive, special, exemplary, incidental or consequential damages and Buyer Indemnitees waives all rights of recovery with respect thereto.

9.02 Survival of Representations, Warranties and Covenants.

(a) All representations, warranties, covenants, agreements and obligations of each Indemnifying Party contained herein, the Ancillary Agreements or any certificate or other document delivered pursuant hereto or thereto or in connection with the Subject Transactions and all claims of any Buyer Indemnitee or Shareholder Indemnitee in respect of any breach of any such representation, warranty, covenant, agreement or obligation of any Indemnifying Party, shall survive the Closing and shall expire on the second anniversary of the Closing Date, except that:

(1) the covenants, agreements and obligations contained in this Agreement, the Ancillary Agreements or any certificate or other document delivered pursuant hereto or thereto or in connection with the Subject Transactions which by their terms shall be performed after the Closing shall survive the Closing and not expire unless otherwise provided in this Agreement, including, without limitation, in this Section 9.02(a); and

(2) each of the following representations, warranties, covenants, agreements and obligations shall survive the Closing Date and shall expire thirty (30) days after the expiration of all applicable statutes of limitations, including extensions thereof:

(A) the Fundamental Representations, and all claims of any Buyer Indemnitee in respect of any breach of inaccuracy or misrepresentation in any such representation, warranty, covenant, agreement or obligation against the Shareholders as Indemnifying Parties, regardless of whether such breach, inaccuracy or misrepresentation arises out of fraud or willful misconduct;

(B) all claims of any Buyer Indemnitee in respect of any breach of any inaccuracy or misrepresentation in or the breach of any representation, warranty, covenant, agreement or obligation made by the Company or any Shareholder in this Agreement, the

Ancillary Agreements or any certificate or other document delivered pursuant hereto or thereto or in connection with the Subject Transactions arising out of fraud or willful misconduct;

(C) the representations, warranties, covenants, agreements and obligations set forth in Sections 5.01, 5.02 and 5.03 of this Agreement and all claims of any Shareholder Indemnitee in respect of any breach of or inaccuracy or misrepresentation in any such representation, warranty, covenant, agreement or obligation against the Buyer as Indemnifying Party, regardless of whether such breach, inaccuracy or misrepresentation arises out of fraud or willful misconduct; and

(D) all claims of any Shareholder Indemnitee in respect of any inaccuracy or misrepresentation in or breach of any representation, warranty, covenant, agreement or obligation made by Buyer in this Agreement, the Ancillary Agreements or any certificate or other document delivered pursuant hereto or thereto or in connection with the Subject Transactions arising out of fraud or willful misconduct.

(b) Notwithstanding anything herein to the contrary, indemnification for claims for which written notice as provided in Section 9.03 has been timely given prior to the expiration of the representation, warranty, covenant, agreement or obligation upon which such claim is based as provided herein shall not expire, and claims for indemnification may be pursued, until the final resolution of such claim in accordance with Sections 9.03 and 11.10.

9.03 Claims for Indemnification. If any Indemnitee shall believe that such Indemnitee is entitled to indemnification pursuant to this Article IX, such Indemnitee shall give the appropriate Indemnifying Parties prompt written notice thereof. Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification. The failure of such Indemnitee to give notice of any claim for indemnification promptly, but within the periods specified by Section 9.02, shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Parties to assert any reasonable defense to such claim. Each such claim for indemnity shall expressly state that the Indemnifying Parties shall have only the twenty (20) Business Day period referred to in the next sentence to dispute or deny such claim. The Indemnifying Parties shall have twenty (20) Business Days following its receipt of such notice either (y) to acquiesce in such claim and their respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article IX by giving such Indemnitee written notice of such acquiescence or (z) to object to the claim by giving such Indemnitee written notice of the objection. If the Indemnifying Parties do not object thereto within such twenty (20) Business Day period, such Indemnifying Parties shall be deemed to acquiesced in such claim and their respective responsibilities to indemnify the Indemnitee in respect thereof in accordance with the terms of this Article IX. If the Indemnifying Parties object to the claim within such twenty (20) Business Day period, the Indemnitee and the Indemnifying Parties shall resolve such dispute raised by the notice of such objection in accordance with the procedures set forth in Section 11.10.

9.04 Defense of Claims. In connection with any claim which may give rise to indemnity under this Article IX resulting from or arising out of any claim or Proceeding against an Indemnitee by a Person that is not a party hereto, the Indemnifying Parties may (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice sent at any time to the relevant Indemnitee, assume the defense of any such claim or Proceeding if all Indemnifying Parties with respect to such claim or Proceeding jointly acknowledge to the Indemnitee the Indemnitee’s right to indemnity pursuant hereto in respect of the entirety of such claim (as such claim may have been modified through written agreement of the parties or arbitration hereunder) and provide assurances, reasonably satisfactory to such Indemnitee, that the

Indemnifying Parties will be financially able to satisfy their respective Pro Rata Portions of such claim in full if such claim or Proceeding is decided adversely. If the Indemnifying Parties assume the defense of any such claim or Proceeding, the Indemnifying Parties shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or Proceeding, shall take all steps reasonably necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Parties shall have assumed the defense of any claim or Proceeding in accordance with this Section 9.04, the Indemnifying Parties shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim or Proceeding, without the prior written consent of such Indemnitee; provided, however, that the Indemnifying Parties shall pay or cause to be paid all amounts arising out of such settlement or judgment either concurrently with the effectiveness thereof or shall obtain and deliver to such Indemnitees prior to the execution of such settlement a general release executed by the Person not a party hereto, which general release shall release such Indemnitee from any liability in such matter; provided, further, that the Indemnifying Parties shall not be authorized to encumber any of the assets of any Indemnitee or to agree to any restriction that would apply to any Indemnitee or to its conduct of business; and provided, further, that a condition to any such settlement shall be a complete release of such Indemnitee and its Affiliates, officers, employees, consultants and agents with respect to such claim. Such Indemnitee shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. Each Indemnitee shall, and shall cause each of its Affiliates, officers, employees, consultants and agents to, cooperate fully with the Indemnifying Parties in the defense of any claim or Proceeding being defended by the Indemnifying Parties pursuant to this Section 9.04. If the Indemnifying Parties do not assume the defense of any claim or Proceeding resulting therefrom in accordance with the terms of this Section 9.04, such Indemnitee may defend against such claim or Proceeding in such manner as it may deem appropriate, including settling such claim or Proceeding after giving notice of the same to the Indemnifying Parties, on such terms as such Indemnitee may deem appropriate. If the Indemnifying Parties seek to question the manner in which such Indemnitee defended such claim or Proceeding or the amount of or nature of any such settlement, the Indemnifying Parties shall have the burden to prove by a preponderance of the evidence that such Indemnitee did not defend such claim or Proceeding in a reasonably prudent manner.

9.05 Sole and Exclusive Remedy. Other than with respect to fraud or willful misconduct, the rights set forth in this Article IX shall be Buyer’s sole and exclusive remedy against the Shareholders for any breach of representation, warranty, covenant or agreement contained in this Agreement and the Ancillary Agreements or in connection with the transactions contemplated herein.

ARTICLE X

MISCELLANEOUS

10.01 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two (2) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below and the appropriate telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to any Shareholder:

•	To the address of such Shareholder set forth in Exhibit B.

with copies to:

Leonard, Street and Deinard

150 South Fifth Street, Suite 2300

Minneapolis, Minnesota 55402

Attention: James Bertrand

Telephone: (612) 335-1651

Telecopier: (612) 335-1657

If to Buyer or the Company after the Closing Date:

Korn/Ferry International

1900 Avenue of the Stars, Suite 2600

Los Angeles, California 90067

Attention: Gary Burnison

Telephone: (310) 226-2613

Telecopier: (310) 553-8640

with copies to:

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, California 90067

Attention: Timothy J. Hart

Telephone: (310) 552-8619

Telecopier: (310) 552-7036

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

10.02 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of each other party, except that Buyer may, if requested by its lenders or other financing sources, assign its rights hereunder to such parties without the prior written approval of either Company or any Shareholder.

10.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of New York and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto hereby irrevocably and unconditionally agrees (a) to be subject to the jurisdiction of the courts of the State of New York and of the federal courts sitting in the State of New York, and (b) (1) to the extent such party is not otherwise subject to service of process in the State of New York, to appoint and maintain an agent in the State of New York as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (b) (1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of New York.

10.05 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts and the signatures delivered by telecopy, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

10.06 Entire Agreement. This Agreement (including the Schedules and Exhibits referred to herein and the Ancillary Agreements which are hereby incorporated by reference and the other agreements executed simultaneously herewith) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.

10.07 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

10.08 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the Subject Transactions in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

10.09 Construction. The parties hereto intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

10.10 Arbitration.

(a) The parties (such parties being referred to individually as a “Disputing Party,” and, together, as the “Disputing Parties”) agree that any controversy, claim or dispute arising out of or relating to this Agreement, the Ancillary Agreement or the Subject Transactions, including without limitation the breach, validity or termination thereof, and any dispute between an Indemnitee and any Indemnifying

Party under Article IX, shall be finally settled by arbitration before a single arbitrator to be held in the city of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect (“Rules”). If the parties do not agree upon an arbitrator within 15 days after a party’s receipt of a demand for arbitration then, upon the written request of either party, the arbitrator shall be appointed in accordance with Rule 11 of the Rules. The arbitration and this Section 10.10 shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., as amended. Judgment may be entered on the Arbitrator’s award in any court having jurisdiction.

(b) The arbitrator shall consider the dispute at issue in New York, at a mutually agreed upon time within one hundred twenty (120) days (or such other period as may be acceptable to the Disputing Parties or as directed by the arbitrator) of the designation of the arbitrator. The arbitration proceeding shall be held in accordance with the rules for commercial arbitration of the AAA in effect on the date of the initial request by the Disputing Party that gave rise to the dispute to be arbitrated (as such rules are modified by the terms of this Agreement or may be further modified by mutual agreement of the Disputing Parties) and shall include an opportunity for the parties to conduct discovery in advance of the proceeding using all of the authorized methods of discovery allowed by the Federal Rules of Civil Procedure in effect on the date of the initial request by the Disputing Party. Notwithstanding the foregoing, the Disputing Parties shall agree that they will attempt, and they intend that they and the arbitrator should use its best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within one hundred twenty (120) days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such one hundred twenty (120) day period for a total of two one hundred twenty (120) day periods. The arbitrator shall be bound to follow the laws of the State of New York decisional and statutory, in reaching any decision and making any award and shall deliver a written award, including written findings of fact and conclusions of law, with respect to the dispute to each of the parties, who shall promptly act in accordance therewith. Each Disputing Party to such arbitration agrees that any award of the arbitrator shall be final, conclusive and binding and that they will not contest any action by any other party thereto in accordance with an award of the arbitrator; provided, however that any party may appeal based on statutory grounds. It is specifically understood and agreed that any party may enforce any award rendered pursuant to the arbitration provisions of this Section 10.10 by bringing suit in any court of competent jurisdiction.

(c) In the event that arbitrable disputes or claims arise between the Shareholders, on the one hand, and the Buyer, on the other hand, under this Agreement and one or more additional agreements to which any of the Shareholders, on the one hand, and any one or more of the Buyer or the Companies, on the other hand, are parties, the parties hereto hereby consent to the consolidating and determination of all such disputes and/or claims in a single arbitration to be held in New York, New York, notwithstanding any different location designated by another agreement under which one or more of the disputes or claims to be arbitrated has arisen.

(d) All costs and expenses attributable to the arbitrator shall be allocated among the parties to the arbitration in such manner as the arbitrator shall determine to be appropriate under the circumstances.

10.11 Cumulative Remedies. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.12 Third Party Beneficiaries. Except as specifically provided in Article IX with respect to indemnification provided to the Indemnitees identified therein, no provision of this Agreement shall create any third party beneficiary rights in any Person, including any employee or former employee of the Companies, Buyer or any Affiliate thereof (including any beneficiary or dependent thereof).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed as of the day and year first above written.

SHAREHOLDERS

/s/ MICHAEL M. LOMBARDO
Michael M. Lombardo

/s/ ROBERT W. EICHINGER
Robert W. Eichinger

THE COMPANY

LOMINGER LIMITED, INC., a Minnesota corporation

By:	/s/ CARA CAPRETTA RAYMOND
Name:	Cara Capretta Raymond
Title:	President

LOMINGER CONSULTING, INC., a Minnesota corporation

By:	/s/ ROBERT W. EICHINGER
Name:	Robert W. Eichinger
Title:	President

BUYER

KORN/FERRY INTERNATIONAL, a Delaware corporation

By:	/s/ GARY D. BURNISON
Name:	Gary D. Burnison
Title:	Chief Operating Officer and Chief Financial Officer

EXHIBIT A

CERTAIN DEFINITIONS

The following terms, as used in the Agreement or in any Exhibit or Schedule thereto, have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such other Person, through the ownership of all or part of any Person.

“Ancillary Agreements” means the each of the Noncompetition Agreements and the Employment and Consulting Agreement.

“Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, policy, guidance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement, of any Governmental Authority (including any Environmental Law) applicable to such Person or any of its Affiliates or Plan Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person or any of its Affiliates or Plan Affiliates).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

“Buyer Transaction Expenses” means any fees, costs and expenses incurred by the Buyer relating to the Subject Transactions (whether incurred prior to or after the date hereof), including fees and disbursements of counsel, financial advisors, consultants, accountants, actuaries and other advisors.

“Closing Date Cash Balance” means the sum of all cash and cash equivalents as defined by GAAP held by the Companies as of the close of business, Los Angeles, California time, one Business Day prior to the Closing Date.

“Closing Date Debt” means, as of the close of business, Los Angeles, California time, one Business Day prior to the Closing Date, the Debt of the Companies identified on Schedule 4.07(d) and calculated in accordance with the payoff letters to delivered pursuant to Section 8.01(p).

“Closing Net Working Capital” means, as of the Closing Date, the amount by which (a) the current assets of the Companies (net of appropriate reserves) on such date are greater than (b) the current liabilities (excluding Debt, but including phantom stock obligations) of the Companies on such date, in each such case as determined in accordance with GAAP, except as noted on Schedule 2.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Transaction Expenses” means any fees, costs and expenses incurred by the Companies, or by the Companies on behalf of any Shareholder, in each case relating to the Subject Transactions (whether incurred prior to or after the date hereof), including fees and disbursements of counsel, financial advisors, consultants, accountants, actuaries and other advisors plus any special, closing or sale bonuses (exclusive of any bonuses paid in the ordinary course of business, consistent with past practice, under established Employee Plans or written employment agreements), if any, payable at any time by the Companies in connection with or as a result of the consummation of the Subject Transactions, including, without limitation, any such amounts payable pursuant to any agreement, arrangement or understanding between either Company, on the one hand, and any Affiliates of either Company, on the other hand. Without limiting the generality of the foregoing, the Company Transaction Expenses shall include, and the Companies shall reimburse or pay directly, all such fees, costs and expenses of any of the Shareholders incurred on or before the Closing Date to the extent provided in Section 6.02.

“Contracts” means all contracts, agreements, options, leases, licenses, sales and accepted purchase orders, commitments and other instruments of any kind, whether written or oral, to which either Company is a party on the Closing Date, including the Scheduled Contracts and the Subsequent Material Contracts.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Damages” means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, Liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including (i) interest on cash disbursements in respect of any of the foregoing at the Reference Rate, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (ii) reasonable costs, fees and expenses of attorneys, accountants and other agents of such Person; provided that such Damages have been established in accordance with the terms of this Agreement and the cause of such Damages is not cured within ten (10) days after notice is given.

“Debt” means any indebtedness of either Company, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing capitalized lease obligations or the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or account payable, in each case incurred in the ordinary course of business, if and to the extent any of the foregoing indebtedness (other than letters of credit) would appear as a Liability upon a balance sheet of either Company prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of either Company (whether or not such indebtedness is assumed by either Company) and, to the extent not otherwise included, any guaranty by either Company of any indebtedness of any other Person.

“Employee Payment” means the $700,000 payment described to be paid to Raymond after the Closing pursuant to the Raymond Employment Agreement.

“Environment” means any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, river sediment, plant or animal life, natural resources, workplace, and real property and the physical buildings, structures, improvements and fixtures thereon.

“Environmental Laws” means all Applicable Laws regulating: (1) the Management, Remediation or Release of Hazardous Substances; (2) the exposure of Persons to Hazardous Substances; (3) occupational health and safety; or (4) protection of the Environment; including without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Water Pollution Control Act, the Safe Drinking Water Act, and the Toxic Substances Control Act, and any requirements promulgated pursuant to these Applicable Laws or any analogous state or local Applicable Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“GAAP” means generally accepted accounting principles in the United States as in effect on the date hereof and applied on an accrual basis.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance or material: (i) the presence of which requires Remediation under any Applicable Law; or (ii) that is defined as a “pollutant or contaminant,” “solid waste,” “hazardous waste” or “hazardous substance” under any Applicable Law; or (iii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic or otherwise hazardous and is regulated by any Governmental Authority having or asserting jurisdiction over either Company; or (iv) the presence of which causes a nuisance, trespass or other tortious condition; or (v) the presence of which poses a hazard to the health or safety of Persons; or (vi) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs), urea formaldehyde, toxic mold or asbestos.

“Income Tax” means a tax based on or measured by net income.

“Indemnifying Party” means: (1) with respect to any Buyer Indemnitee asserting a claim under Sections 9.01 or 11.10, each of the Shareholders; and (2) with respect to any Shareholder Indemnitee asserting a claim under Sections 9.01 or 11.10, the Buyer.

“Indemnitee” means: (1) each of the Buyer and its Affiliates (including the Companies) and their respective officers, directors, employees, attorneys and agents and the successors and assigns of each of the foregoing with respect to any claim for which the Shareholders are an Indemnifying Party under Sections 9.01 or 11.10; and (2) each of the Shareholders and their respective Affiliates and their respective attorneys, agents, personal representatives and heirs and the assigns of each of the foregoing with respect to claims for which the Buyer is an Indemnifying Party under Sections 9.01 or 11.10.

“Interest Period” shall mean the applicable six-month period during which the Deferred Payment has not yet been paid.

“IRS” means the Internal Revenue Service.

“Knowledge” when applied to the Companies, means the actual knowledge after due inquiry of each of the Shareholders, [Kathryn Sterner, Raymond and Julie Elder].

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person or is disclosed on any schedule to this Agreement.

“LIBOR Rate” shall mean the rate of interest for the applicable six-month period quoted as the “London Interbank Offered Rates” in the most recently published Money Rates Section in The Wall Street Journal most recently published prior to the first day of the Interest Period then in effect.

“Lien” means, with respect to any asset, any mortgage, title defect or objection, lien, pledge, security interest, hypothecation, restriction, encumbrance or charge of any kind in respect of such asset.

“Management” means with respect to any substance or material, the use, possession, distribution, processing, manufacturing, generation, treatment, storage (including in underground storage tanks), recycling, transportation, Release, Remediation or disposal of such substance or material.

“Material Adverse Effect” means a change in, or effect on, the operations, affairs, financial condition, results of operations, assets, Liabilities or reserves of either Company, the Business or the Shareholders that results in a material adverse effect on, or a material adverse change in, the Companies (taken as a whole), the Business or the ability of either Company or the Shareholders to consummate the Subject

Transactions contemplated hereby, or a material adverse effect on Buyer’s ownership of the Shares or the Assets after the Closing.

“Non-Qualified” means, with respect to any representation or warranty to be made by any party under this Agreement, any such representation or warranty other than the Qualified representations or warranties.

“Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or other similar agreements; (iv) Liens and Encumbrances specifically identified in the 2005 Balance Sheet; and (v) Liens securing executory obligations under any Lease that constitutes an “operating lease” under GAAP; provided that, with respect to each of clauses (i) through (v), to the extent that any such Lien arose prior to the date of the 2005 Balance Sheet and relates to, or secures the payment of, a Liability that is required to be accrued for under GAAP, such Lien shall not be a Permitted Lien unless all Liabilities secured thereby have been fully reflected as Debt on the 2005 Balance Sheet.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, estate or other entity or organization, including a Governmental Authority.

“Plan Affiliate” means, with respect to any Person, any employee benefit plan or arrangement sponsored by, maintained by or contributed to by any such Person, and with respect to any employee benefit plan or arrangement, any Person sponsoring, maintaining or contributing to such plan or arrangement.

“Pro Rata Portion” means with respect to each Shareholder, the percentage set forth after such person’s name in Exhibit B hereto under the column entitled “Pro Rata Portion.”

“Prohibited Transaction” means a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively.

“Qualified” means, with respect to any representation or warranty to be made by any party under this Agreement, any such representation or warranty to which a materiality qualification or condition expressly applies, including, without limitation and by way of example only, any such qualification or condition in the form of “in all material respects,” “material,” “materially,” “have a Material Adverse Effect” or similar phrases.

“Reference Rate” means — percent (        %) per annum. Notwithstanding the foregoing, in no event shall the rate of interest payable by any party hereto under this Agreement exceed the maximum rate permitted by Applicable Law with respect to such payments under this Agreement.

“Release” when used in connection with Hazardous Substances, shall have the meaning ascribed to that term in 42 U.S.C. 9601(22), but not subject to the exceptions in Subsection (A) and (D) of 42 U.S.C. § 9601(22).

“Remediation” means (a) any remedial action, response or removal as those terms are defined in 42 U.S.C. § 9601; or (b) any “corrective action” as that term has been construed by Governmental Authorities pursuant to 42 U.S.C. § 6924.

“Required Contractual Consent” means, with respect to any Scheduled Contract or Subsequent Material Contract, any consent of any party thereto (other than the Company) that is required by the terms thereof or Applicable Law by reason of the execution and delivery of this Agreement or the consummation of the Subject Transactions in order to avoid any default thereunder, breach of the terms thereof or material alteration of the terms thereof.

“Subject Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Subsidiary” means, with respect to any Person, (a) any corporation as to which more than 25% of the outstanding stock having ordinary voting rights or power (and excluding stock having voting rights only upon the occurrence of a contingency unless and until such contingency occurs and such rights may be exercised) is owned or controlled, directly or indirectly, by such Person and/or by one or more of such Person’s Subsidiaries, and (b) any partnership, limited liability company, joint venture or other similar relationship between such Person (or any Subsidiary thereof) and any other Person (whether pursuant to a written agreement or otherwise).

“Tax” means any (i) federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including without limitation property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Return” means all returns, statement, reports, forms or other information required to be filed with any taxing authority including schedules thereto.